Exhibit 10.1
May 17, 2007
Messrs.
L. Lowry Mays
Mark P. Mays, and
Randall T. Mays
200 East Basse Road
San Antonio, Texas 78209
Dear Lowry/Mark/Randall:
Reference is made to (i) the Agreement and Plan of Merger, dated as of November 16, 2006, as amended through the date hereof (the “Merger Agreement”), by and among BT Triple Crown Merger Co., Inc., B Triple Crown FinCo., LLC, T Triple Crown FinCo., LLC, and Clear Channel Communications Inc. (“CCU”) and (ii) the letter agreement dated November 16, 2006 between each of you and B Triple Crown FinCo., LLC and T Triple Crown FinCo., LLC (together, the “Parents”) as amended by that certain extension letter dated March 16, 2007 (such letter agreement, as so amended, the “November Letter Agreement”) relating to the Merger Agreement. All capitalized terms not defined herein shall have the meaning set forth in the November Letter Agreement.
In the November Letter Agreement, the parties agreed to commence good faith negotiations with respect to the definitive Management Agreements and to agree upon the form and terms of such agreements within one hundred twenty days after the date of execution of the Merger Agreement. The parties commenced and have continued good faith negotiations, but such negotiations are not yet complete. By letter agreement dated March 17, 2007, the parties extended the period for negotiating the Management Agreements.
CCU’s stockholder meeting for approval of the Merger Agreement has been postponed; and it is anticipated that on or about the date hereof CCU and the other parties to the Merger Agreement will enter into a second amendment to the Merger Agreement that would, among other things, provide CCU stockholders a “stock election” mechanic (pursuant to which CCU stockholders would be provided an opportunity to elect to receive, in exchange for a portion of their CCU shares, shares of a new holding company, BT Triple Crown Holdings III, Inc., that would join the Merger Agreement and become the parent corporation of CCU), which in turn will require (i) mailing a new proxy statement with respect to the proposed transaction, (ii) a further postponement of the CCU stockholder meeting for consideration of the Merger Agreement and (iii) some changes to the terms of the Management Agreements to reflect the fact that there will be a new holding company, that stock options, restricted stock or other management equity incentives will be issued by that new holding company, and that (because of legal requirements that would apply in light of stock ownership that would arise from the above-referenced stock election mechanic) the new holding company will have shares registered under the Securities Exchange Act of 1934, as amended.
The undersigned hereby agree to further amend the November Letter Agreement as follows:

     (1) the form and terms of the Management Agreements (excluding the Stockholder Agreements (as defined below)) identified on Annex A to this letter agreement have been fully negotiated among the parties to this letter agreement in good faith and each are attached hereto in substantially the form to be executed by the relevant parties (including BT Triple Crown Holdings III, Inc., which the Parents shall cause to enter into such agreements as applicable), with such other changes, if any, as the parties may mutually agree; and, subject to the mutual agreement of the terms of the stockholder’s agreement to be entered into by and between BT Triple Crown Holdings III, Inc., and each of Messrs. Lowry, Mark and Randall Mays ( the “Stockholder Agreements”) shall be executed promptly after finalization of the Stockholder Agreements;
     (2) we the Parents and each of you agree to use commercially reasonable best efforts to negotiate and reach mutual agreement, reasonably and good faith, on the final form and terms of the Stockholder Agreements as soon as reasonably practicable after the date hereof, but in no event by no later than thirty days after approval of the Merger by CCU stockholders.
Except as provided herein or as otherwise provided in the Management Agreements (excluding the Stockholder Agreements), as amended, all other terms of the November Letter Agreement shall remain in full force and effect as set forth therein.

If you agree to the terms of this letter, please sign where indicated below and return it to Loretta Richard at Ropes & Gray, LLP, either via facsimile (617-235-0409) or email at loretta.richard@ropesgray.com.

Sincerely,

B Triple Crown FinCo., LLC

By:

Name:
Title:

T Triple Crown FinCo., LLC

By:

Name:
Title:

[May 2007 Supplement to Nov. 2007 Letter Agreement Signature Page]
Accepted and agreed this ___ day of May, 2007.

L. Lowry Mays

[May 2007 Supplement to Nov. 2007 Letter Agreement Signature Page]
Accepted and agreed this ___ day of May, 2007.

Mark P. Mays

[May 2007 Supplement to Nov. 2007 Letter Agreement Signature Page]
Accepted and agreed this ___ day of May, 2007.

Randall T. Mays

Annex A to May 2007 Supplement
To November 2007 Letter Agreement
Clear Channel Communications
Management Term Sheet: Proposed Forms of Agreement
Employment Agreement – Lowry Mays
Employment Agreement – Randall/Mark Mays
Form of Release of Claims
2007 Equity Incentive Plan
Restricted Stock Agreement – Randall/Mark Mays
Rollover Option Agreement – Randall/May Mays
Senior Executive Stock Option Agreement – Randall/Mark Mays

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     AGREEMENT, dated effective as of [CLOSING DATE], by and between BT Triple Crown Merger Co., Inc (“MergerSub”, together with its successors, the “Company”), BT Triple Crown Capital Holdings III, Inc. (“Holdings”) and L. Lowry Mays (“Executive”).
     WHEREAS, Clear Channel Communications, Inc., a Texas corporation and the Executive previously entered into that certain Employment Agreement dated as of March 10, 2005 (the “Existing Agreement”); and
     WHEREAS, the Clear Channel Communications, Inc. has entered into an Agreement and Plan of Merger dated as of November 16, 2006, as amended (the “Merger Agreement”) pursuant to which, on the terms and subject to the conditions set forth therein, MergerSub shall merge within and into Clear Channel Communications, Inc., with Clear Channel Communications, Inc. surviving such merger at and after the Effective Time (as defined in the Merger Agreement), and Holdings shall, on the date of consummation of the transactions contemplated under the Merger Agreement, be the ultimate parent holding company of the Company; and
     WHEREAS, the Company and the Executive desire to amend and restate the terms of the Existing Agreement between the Company and the Executive, to be effective as of the Effective Time; and
     NOW THEREFORE, IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby amend and restate the Existing Agreement effective as of the Effective Time as follows:
     1. Employment. The Company hereby agrees to continue to employ Executive as the Chairman Emeritus, and Executive hereby accepts such continued employment, on the terms and conditions hereinafter set forth.
     2. Term. The period of employment of Executive by the Company under this Agreement (the “Employment Period”) shall commence on the date upon which the Effective Time occurs (the “Effective Date”) and shall have an original term of five (5) years (the “Original Term”). The Employment Period shall automatically be extended thereafter for successive terms of one (1) year each. The Employment Period may be sooner terminated by either party in accordance with Section 6 of this Agreement.
     3. Position and Duties. During the Employment Period, Executive shall serve as Chairman Emeritus of the Company and of Holdings, and shall report solely and directly to the Board of Directors (the “Board”) of Holdings. Executive’s duties shall be limited to assisting the Board of the Company and the Board of Holdings with the overall strategic direction of the Company, as and to the extent requested by the Board of Holdings. Executive shall devote as much of his working time, attention and energies during normal business hours (other than absences due to illness or vacation) to satisfactorily perform his duties for the Company. Notwithstanding the above, Executive shall be permitted, to the extent such activities do not substantially interfere with the performance by Executive of his duties and responsibilities hereunder or violate Section 10 hereof, to (i) manage Executive’s personal, financial and legal affairs, (ii) serve on civic or charitable boards or committees or on the Board of Directors of Live Nations Inc. and its committees (it being expressly understood and agreed that Executive’s continuing to serve on any such boards and/or committees on which Executive is serving, or with which Executive is otherwise associated, as of the Effective Date shall be deemed not to interfere with the performance by Executive of his duties and responsibilities under this Agreement), (iii) deliver lectures or fulfill speaking engagements; and (iv) engage in any other activity that is not in violation of Section 10 hereof; provided such activities do not conflict with the interests of the Company or its Affiliates or otherwise interfere (other than to a de minimis extent), individually or in the aggregate, with the performance of the Executive’s duties hereunder.
     4. Place of Performance. The principal place of employment of Executive shall be at the Company’s principal executive offices in San Antonio, Texas.
     5. Compensation and Related Matters.
     (a) Base Salary and Bonus. During the Employment Period, the Company shall pay Executive a base salary at the rate of Two Hundred Fifty Thousand Dollars ($250,000) per year (“Base Salary”). Executive’s Base Salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices. In addition to Base Salary, Executive shall be eligible to receive an annual bonus (the “Performance Bonus”). The amount of the Performance Bonus shall be determined by the Board of Holdings (which may act through its Compensation Committee) in its sole discretion, provided, however, that in any year during the Employment Period in which the Company achieves at least eighty percent (80%) of the budgeted OIBDAN for the given year (the “Target OIBDAN”) as set forth in the Management Plan previously presented to the Sponsor Group1 (as defined in the [___]) and consistent with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable, such Performance Bonus shall be no less than One Million Dollars ($1,000,000). The Management Plan will be subject to equitable adjustment by the Compensation Committee of Holdings to take into account material acquisitions, dispositions and other material extraordinary events; provided, that the parties hereto will use their reasonable best efforts to facilitate the payment of the bonuses hereunder on a basis that is consistent with such payment qualifying for the performance-based compensation exception under Section 162(m) of the Code and the regulations thereunder. If the Company does not achieve the Target OIBDAN in any given year, the amount of the Performance Bonus, if any, shall be determined by the Board of Holdings in its sole discretion. The Performance Bonus, if any, shall be payable in one lump sum between January 1 and March 15 of the year following the year for which the Performance Bonus was earned.
     (b) Expenses. The Company shall promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses, in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified generally with respect to senior executive officers of the Company.

[1]	Presented on May 17, 2007.

     (c) Vacation. Executive shall be entitled to the number of weeks of paid vacation per year that he was eligible for immediately prior to the date of this Agreement, but in no event less than four (4) weeks annually. Unused vacation may be carried forward from year to year. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time. In addition to vacation, Executive shall be entitled to the number of sick days and personal days per year that other senior executive officers of the Company with similar tenure are entitled to under the Company’s policies.
     (d) Services Furnished. During the Employment Period, the Company shall furnish Executive with office space, stenographic and secretarial assistance and such other facilities and services no less favorable than what he was receiving immediately prior to the date of this Agreement (i.e., one full-time assistant and one part-time bookkeeper and office space for them). The Company shall also furnish office space for up to two (2) additional people, to be designated by Executive; provided, however, that such individuals shall not be on the Company’s payroll and shall not perform services of any kind for the Company or any of its Affiliates and the Company shall have no liability for federal, state or local taxes related to the performance of such individuals’ services.
     (e) Welfare, Pension and Incentive Benefit Plans. During the Employment Period, Executive (and his spouse and dependents to the extent provided) shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company from time to time for the benefit of its senior executive officers, including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. During the Employment Period, the Company shall provide to Executive (and his spouse and dependents to the extent provided under the applicable plans and programs) the same type and substantially equivalent levels of participation and employee benefits (except severance pay plans and, except with the express consent of the Board of Holdings, incentive bonus programs other than as explicitly set forth in Section 5(a) hereof) as are being provided to other senior executives (and their spouses and dependents to the extent provided under the applicable plans or programs) on the Effective Date, subject to modifications affecting all senior executive officers.
     (f) Other Perquisites. During the Employment Period, Executive shall be entitled to receive, in the same level and amount as received on November 16, 2006:
(i)	the use of an automobile appropriate to his position;

(ii)	reimbursement for the full amount of annual dues for membership in one social dining club; and

(iii)	use of a Company-provided aircraft for personal travel, in accordance with Company policy as in effect on November 16, 2006; provided, however, Executive shall be entitled to continued use of such aircraft on that same basis for ten (10) years following the Effective Date, regardless of whether Executive remains employed by the Company.

     6. Termination. Executive’s employment hereunder may be terminated under the following circumstances:
     (a) Death. During the Employment Period, Executive’s employment hereunder shall terminate upon his death.
     (b) Disability. Following the Original Term, if, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder notwithstanding the provision of reasonable accommodation for a period of six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given after such six (6) month period Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate Executive’s employment hereunder for “Disability”, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.
     (c) By Executive. During the Employment Period, Executive shall have the right to terminate his employment by providing the Company with a Notice of Termination at least thirty (30) days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement. In the event of termination pursuant to this Section 6(c), the Board of the Company may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay Executive his Base Salary for the initial thirty (30) days of the notice period or for any lesser remaining portion of such period, payable in accordance with the regular payroll practices of the Company.
     (d) By the Company For Extraordinary Cause. During the Original Term, in addition to termination in accordance with Section 6(a) hereof, the Company shall have the right to terminate Executive’s employment only for Extraordinary Cause, by providing Executive with a Notice of Termination, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, the Company shall have “Extraordinary Cause” to terminate Executive’s employment upon Executive’s:
(i)	conviction of a felony or other crime involving moral turpitude; or

(ii)	willful misconduct that is materially and demonstrably injurious to the Company.
     For purposes of this Section 6(d), no act, or failure to act, by Executive shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company or any entity in control of, controlled by or under common control with the Company (“Affiliates”) thereof. For the avoidance of doubt, “Affiliates” shall include Holdings. Extraordinary Cause shall not exist under paragraph (ii) unless and until the Company has delivered to Executive a copy of a resolution duly adopted by a majority of the members of the Board of the Company at a meeting of the Board called and held for such purpose (after reasonable (but in no event less than thirty (30) days) notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the

Board), finding that in the good faith opinion of the Board, Executive was guilty of the conduct set forth in paragraph (ii) and specifying the particulars thereof in detail; provided that at least a majority of the members of the Board of Holdings has determined prior to such meeting that Cause exists. This Section 6(d) shall not prevent Executive from challenging in any arbitration or court of competent jurisdiction the Board’s determination that Extraordinary Cause exists or that Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board’s determination.
     (e) By the Company Following the Original Term. Following the Original Term, the Company shall have the right to terminate Executive’s employment with or without Extraordinary Cause by providing Executive with a Notice of Termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.
     7. Termination Procedure.
     (a) Notice of Termination. Any termination of Executive’s employment during the Employment Period (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.
     (b) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to Section 6(b), thirty (30) days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), and (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date set forth in such Notice of Termination.
     8. Compensation Upon Termination. In the event Executive’s employment terminates during the Employment Period, the Company shall provide Executive with the payments and benefits set forth below:
     (a) Extraordinary Cause or By Executive. If Executive’s employment is terminated by the Company for Extraordinary Cause or by Executive, the Company shall pay Executive his Base Salary, Bonus and unused vacation pay accrued or prorated through the Date of Termination, and shall reimburse Executive pursuant to Section 5(b) for reasonable business expenses incurred but not paid prior to such termination of employment (together, “Final Compensation”). The Base Salary and vacation pay components of Final Compensation shall be paid in a lump sum as soon as practicable following the Date of Termination, but in no event later than two and a half months following the end of the taxable year including the Date of Termination. The Bonus component of Final Compensation shall be calculated by multiplying the amount of the Performance Bonus Executive would have earned had he remained employed for the full year (if any) by a fraction, the numerator of which is the number of days during such year that Executive was employed and the denominator of which is 365, and shall be paid at the time bonuses for the year in which the Date of Termination occurs are paid to executives of the Company generally, but in no event later than two and a half months following the end of the taxable year in which the Date of Termination occurs. The Company shall have no further obligation to Executive upon such termination under this Agreement.
     (b) Death. If Executive’s employment is terminated by his death, the Company shall pay Final Compensation to Executive’s beneficiary, legal representatives or estate, as the case may be, at the time and in the manner set forth in Section 8(a) hereof. The Company shall have no further obligation to Executive upon such termination under this Agreement.
     (c) Termination By the Company Without Extraordinary Cause Following the Original Term. If, following the Original Term, the Company terminates Executive’s employment without Extraordinary Cause:
(i)	the Company shall pay Executive the Final Compensation at the time and in the manner set forth in Section 8(a) hereof, except that Executive shall not receive the Bonus component of Final Compensation;

(ii)	provided that Executive signs and returns to the Company a timely and effective release of claims substantially in the form attached hereto as Exhibit A (the “Executive Release of Claims”), the Company shall pay Executive a lump-sum cash payment equivalent to any Base Salary and Performance Bonus to which he would otherwise have been entitled had he remained employed for the remainder of the then-current term. Following the Company’s receipt of a timely and effective Release of Claims, the Company and Holdings shall execute a release of claims in favor of Executive substantially in the form attached hereto as Exhibit B (the “Company Release of Claims”). Any Base Salary to which Executive is entitled to hereunder shall be paid within ninety (90) days following the Date of Termination, and any Performance Bonus to which Executive is entitled hereunder shall be paid at the time bonuses for the year in which termination occurs are paid to executives of the Company generally, but in no event later than two and a half months following the end of the taxable year including the Date of Termination. The Executive Release of Claims required for this benefit creates legally binding obligations on Executive and the Company and its Affiliates therefore advise Executive to seek the advice of an attorney before signing it; and

(iii)	the Company shall maintain in full force and effect, for the continued benefit of the Executive and his eligible dependents, for a period of five (5) years following the Date of Termination the medical and hospitalization insurance programs in which the

Executive and his dependents were participating immediately prior to the Date of Termination, at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, that if Executive or his dependents cannot continue to participate in the Company plans and programs providing these benefits, the Company shall arrange to provide Executive and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs (the “Continued Benefits”), provided, that such Continued Benefits shall terminate on the date or dates Executive receives equivalent coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer. The Company shall also provide the Executive with an additional cash payment in an amount equal to the federal, state and local taxes due in connection with the Continued Benefits, which shall be payable to Executive within five (5) business days following the Effective Time (the “Gross-Up Payment”). Notwithstanding anything to the contrary in this Section 8(c)(iii), the aggregate value of the Continued Benefits and the Gross-Up Payment shall in no event exceed Three Million Dollars ($3,000,000) (the “Aggregate Cap”); accordingly, the Company’s obligation to provide the Continued Benefits shall cease once the value of the Gross-Up Payment and the Continued Benefits that have been provided to the Executive and/or his dependents reaches the Aggregate Cap, even if such date occurs prior to the five (5)-year anniversary of the Date of Termination.

     (d) Disability Following the Original Term. If Executive’s employment is terminated by reason of his Disability following the Original Term, the Company shall pay Executive the Final Compensation at the time and in the manner set forth in Section 8(a) hereof. The Company shall have no further obligation to Executive upon such termination under this Agreement.
     (e) Timing of Payments. If at the time of Executive’s separation from service, Executive is a “specified employee,” as hereinafter defined, any and all amounts payable under this Section 8 in connection with such separation from service that constitute deferred compensation subject to Section 409A of Code (“Section 409A”), as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months. For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.
     9. Mitigation. Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein. Additionally, amounts owed to Executive under this Agreement shall not be offset by any claims the Company may have against Executive, and the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against Executive or others.
     10. Restrictive Covenants.
     (a) Confidential Information.
(i)	Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that Executive has developed and will develop Confidential Information for the Company or its Affiliates, and that Executive has learned and will learn of Confidential Information during the course of his employment. Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and Confidential Information, knowledge or data relating to the Company, its Affiliates and their businesses and investments, which shall have been obtained by Executive during Executive’s employment by the Company and which is not generally available public knowledge (other than by acts of Executive in violation of this Agreement or by any other person having an obligation of confidentiality to the Company or any of its Affiliates). Except as

may be required or appropriate in connection with carrying out his duties under this Agreement, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), use, communicate or divulge any such trade secrets, Confidential Information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business. Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

For purposes of this Agreement, “Confidential Information” shall mean any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates plans to compete or do business, and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or any of its Affiliates, would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iii) the identity and special needs of the customers of the Company and its Affiliates and (iv) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed to others.

For purposes of this Agreement, “Affiliates” shall mean all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, contract or equity interest. For the avoidance of doubt, “Affiliates” shall include Holdings.

(ii)	All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Company and its Affiliates. Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board of the Company or Holdings or its designee may specify, all Documents then in Executive’s possession or control.
     (b) Restricted Activities. Executive hereby agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, trade secrets, Confidential Information and other legitimate interests of the Company and its Affiliates. In consideration of Executive’s employment hereunder, and the Company’s agreement to grant Executive access to trade secrets and other Confidential Information of the Company and its Affiliates and to their customers, and in view of the confidential position to be held by Executive hereunder, Executive agrees as follows:
(i)	Non-Solicitation. During the Employment Period and during the two year period immediately following termination of the Employment Period (the “Restricted Period”), Executive shall not, directly or indirectly: (A) hire, solicit for hiring or assist in any way in the hiring of any employee or independent contractor of the Company or any of its Affiliates, or induce or otherwise attempt to influence any employee or independent contractor to terminate or diminish such employment or contractor relationship or to become employed by any other radio broadcasting station or any other entity engaged in the radio business, the television business or in any other business in which the Company or any of its Affiliates is engaged (which, for the avoidance of doubt, includes without limitation the business of providing clients with advertising opportunities through billboards, street furniture displays, transit displays and other out-of-home advertising displays, such as wallscapes, spectaculars and mall displays (the “Outdoor Business”)), or (B) solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them, or seek to persuade any such customer or prospective customer to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates. For purposes of this Agreement, an “employee” of the Company or any of its Affiliates is any person who was such at any time within the preceding two years; a “customer” of the Company or any of its Affiliates is any person or entity who is or has been a customer at any time within the preceding two years; and a “prospective customer” is any person or entity whose business has been solicited on behalf of the Company or any of its Affiliates at any time within the preceding two years, other than by form letter, blanket mailing or published advertisement.

(ii)	Non-Competition. During the Restricted Period, Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates within the United States or anywhere else in the world where the Company or any of its Affiliates does business, or undertake any planning for any business competitive with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during Executive’s employment, and Executive further agrees not to work for or provide services to, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, any person or entity that is engaged in any business that is competitive with the business of the Company or any of its Affiliates for which the Executive has provided services, as conducted or in planning during his employment. For the purposes of this Section 10, the business of the Company and its Affiliates shall include the radio and television businesses, the Outdoor Business and any other business that was conducted or in planning during the Executive’s employment. The foregoing, however, shall not prevent Executive’s direct or beneficial ownership of up to five percent (5%) of the equity securities of any entity, whether or not in the same or competing business.
     (c) Assignment of Rights to Intellectual Property.
(i)	Executive shall promptly and fully disclose all Intellectual Property to the Company. Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) Executive’s full right, title and interest in and to all Intellectual Property. Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

(ii)	For purposes of this Agreement, “Intellectual Property” means:

inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during Executive’s employment that relate to either the Products or any prospective activity of the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates; and “Products” means all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during Executive’s employment.
     (d) Conflict of Interest. Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Affiliates.
     (e) Modification of Covenants. The parties hereby acknowledge that the restrictions in this Section 10 have been specifically negotiated and agreed to by the parties hereto, and are limited only to those restrictions necessary to protect the Company and its Affiliates from unfair competition. Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restrictions in Section 10 hereof, and agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, trade secrets, Confidential Information and other legitimate interests of the Company and its Affiliates; and that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area. Executive acknowledges that the Company operates in major, medium and small-sized markets throughout the United States and many foreign countries, that the effect of Section 10(b) may be to prevent him from working in a competitive business after his termination of employment hereunder, and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which he is bound by such restraints. The parties hereby agree that if the scope or enforceability of any provision, paragraph or subparagraph of this Section 10 is in any way disputed at any time, and should a court find that such restrictions are overly broad, the court shall modify and enforce the covenant to permit its enforcement to the maximum extent permitted by law. Each provision, paragraph and subparagraph of this Section 10 is separable from every other provision, paragraph, and subparagraph, and constitutes a separate and distinct covenant.
     (f) Remedies. Executive hereby expressly acknowledges that any breach or threatened breach by Executive of any of the terms set forth in Section 10 of this

Agreement would result in significant, irreparable and continuing injury to the Company, the monetary value of which would be difficult to establish or measure. Therefore, Executive agrees that, in addition to any other remedies available to it, the Company shall be entitled to preliminary and permanent injunctive relief in a court of appropriate jurisdiction against any breach or threatened breach, without having to post bond, as well as the recovery of all reasonable attorney’s fees expended in enforcing its rights hereunder.
     11. Indemnification.
     (a) General. The Company agrees that if Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a trustee, director or officer of the Company, Holdings, or any subsidiary thereof, or is or was serving at the request of the Company or any subsidiary as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Texas law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company, and shall inure to the benefit of his heirs, executors and administrators.
     (b) Expenses. As used in this Agreement, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.
     (c) Enforcement. If a valid claim or request under this Agreement is not paid by the Company or on its behalf within thirty (30) days after a written claim or request has been received by the Company, Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and, if successful in whole or in part, Executive shall be further entitled to be paid the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Texas law.
     (d) Partial Indemnification. If Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Executive for the portion of such Expenses to which Executive is entitled.
     (e) Advances of Expenses. Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive that the Company pay such Expenses; but, only in the event that Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which Executive is not entitled to indemnification and (ii) an affirmation of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.
     (f) Notice of Claim. Executive shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive’s power and at such times and places as are mutually convenient for Executive and the Company.
     (g) Defense of Claim. With respect to any Proceeding as to which Executive notifies the Company of the commencement thereof:
(i)	The Company will be entitled to participate therein at its own expense; and

(ii)	Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive, which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. Executive shall also have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and Executive, and, under such circumstances, the fees and expenses of such counsel shall be at the expense of the Company.

(iii)	The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Executive without Executive’s written consent. Neither the Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.
     (h) Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 11 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute, provision of the declaration of trust or certificate of incorporation or by-laws of the Company, Holdings, or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees, or otherwise.
     12. Arbitration. Except as provided for in Section 10 of this Agreement, if any contest or dispute arises between the parties with respect to this Agreement, such contest or dispute shall be submitted to binding arbitration for resolution in San Antonio, Texas in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. The decision of the appointed arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. The losing party shall pay all expenses relating to such arbitration, including, but not limited to, the prevailing party’s legal fees and expenses.
     13. Successors; Binding Agreement.
     (a) Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred, except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinabove defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
     (b) Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his right to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so designated in writing by Executive, or otherwise to his legal representatives or estate.
     14. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
     If to Executive:
L. Lowry Mays
200 East Basse Road
San Antonio, Texas 78209
     with a copy to:

Simpson, Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: Andrea K. Wahlquist
     If to the Company:
BT Triple Crown Capital Holdings III, Inc.
200 East Basse Road
San Antonio, Texas 78209
Attention: Chief Executive Officer
and
Clear Channel Communications, Inc.
200 East Basse Road
San Antonio, Texas 78209
Attention: General Counsel
     with a copy to:
Ropes & Gray LLP
One International Place
Boston, MA 02110
Attention: Loretta Richard
or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     15. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law principles.
     16. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     18. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter, including but not limited to the Existing Agreement, and excluding only any existing obligations on the part of Executive with respect to Confidential Information, assignment of intellectual property, non-competition and the like. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.
     19. Withholding. All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.
     20. Noncontravention. The Company represents that the Company is not prevented from entering into or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or declaration of trust, or any agreement to which it is a party, other than which would not have a material adverse effect on the Company’s ability to enter into or perform this Agreement.
     21. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BT Triple Crown Merger Co., Inc. By:

Name:
Title:

BT Triple Crown Capital Holdings III, Inc.
By:

Name:
Title:

L. Lowry Mays

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     AGREEMENT, dated effective as of [CLOSING DATE], by and between BT Triple Crown Merger Co., Inc. (“MergerSub”, together with its successors, the “Company”), BT Triple Crown Capital Holdings III, Inc. (“Holdings”) and [Mark/Randall] Mays (“Executive”).
     WHEREAS, Clear Channel Communications, Inc., a Texas corporation and Executive previously entered into that certain Employment Agreement dated as of March 10, 2005 (the “Existing Agreement”); and
     WHEREAS, Clear Channel Communications, Inc. has entered into an Agreement and Plan of Merger dated as of November 16, 2006, as amended (the “Merger Agreement”) pursuant to which, on the terms and subject to the conditions set forth therein, MergerSub shall merge within and into Clear Channel Communications, Inc., with Clear Channel Communications, Inc. surviving such merger at and after the Effective Time (as defined in the Merger Agreement), and Holdings shall, on the date of consummation of the transactions contemplated under the Merger Agreement, be the ultimate parent holding company of the Company; and
     WHEREAS, the Company and Executive desire to amend and restate the terms of the Existing Agreement between the Company and Executive, to be effective as of the Effective Time.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby amend and restate the Existing Agreement effective as of the Effective Time as follows:
     1. Employment. The Company hereby agrees to continue to employ Executive as the [Mark: Chief Executive Officer; Randall: President], and Executive hereby accepts such continued employment, on the terms and conditions hereinafter set forth.
     2. Term. The period of employment of Executive by the Company under this Agreement (the “Employment Period”) shall commence on the date upon which the Effective Time occurs (the “Effective Date”) and shall have an original term of five (5) years, and shall be automatically extended thereafter for successive terms of one year each, unless either party provides notice to the other at least twelve months prior to the expiration of the original or any extension term that the Agreement is not to be extended. The Employment Period may be sooner terminated by either party in accordance with Section 6 of this Agreement.
     3. Position and Duties. During the Employment Period, Executive shall serve as [Mark: Chief Executive Officer; Randall: President] of the Company, and shall report solely and directly to the Board of Directors (the “Board”) of Holdings. Executive shall have those powers and duties normally associated with the position of [Mark: Chief Executive Officer; Randall: President] of entities comparable to the Company and such other powers and duties as may be prescribed by the Board; provided, that such other powers and duties are consistent with Executive’s position as [Mark: Chief Executive Officer; Randall: President.] Executive shall devote as much of his working time, attention and energies during normal business hours (other than absences due to illness or vacation) to satisfactorily perform his duties for the Company. Notwithstanding the above, Executive shall be permitted, to the extent such activities do not substantially interfere with the performance by Executive of his duties and responsibilities hereunder or violate Section 11 hereof, to (i) manage Executive’s personal, financial and legal affairs, (ii) serve on civic or charitable boards or committees or on the Board of Directors of Live Nation Inc. and its committees (it being expressly understood and agreed that Executive’s continuing to serve on any such boards and/or committees on which Executive is serving, or with which Executive is otherwise associated, as of the Effective Date shall be deemed not to interfere with the performance by Executive of his duties and responsibilities under this Agreement), and (iii) deliver lectures or fulfill speaking engagements. During the Employment Period, for so long as Executive remains an officer of the Company, (i) Executive shall also serve as a member of the Board of the Company, and (ii) Executive shall also serve as [Mark: Chief Executive Officer; Randall: President] of Holdings and as a member of the Board of Holdings.
     4. Place of Performance. The principal place of employment of Executive shall be at the Company’s principal executive offices in San Antonio, Texas.
     5. Compensation and Related Matters.
     (a) Base Salary and Bonus. During the Employment Period, the Company shall pay Executive a base salary at the rate of not less than [Mark: $[2006 Base salary] Randall: $[2006 Base Salary] per year (“Base Salary”). Executive’s Base Salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices. The Compensation Committee of the Board of Holdings (the “Committee”) shall review Executive’s Base Salary for increase (but not decrease) no less frequently than annually and consistent with the executive compensation practices and guidelines of the Company and Holdings. If Executive’s Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement. In addition to Base Salary, Executive shall be eligible to receive an annual bonus (the “Performance Bonus”). Unless the Board of Holdings and Executive mutually agree otherwise, the amount of the Performance Bonus shall be determined by the Board of Directors of Holdings (which may act through its Compensation Committee) in its sole discretion, provided, however, that in any year during the Employment Period in which the Company achieves at least eighty percent (80%) of the budgeted OIBDAN for the given year (the “Target OIBDAN”), as set forth in the Management Plan previously presented to the Sponsor Group1 (as defined in the [___]) and consistent with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable, such Performance Bonus shall be no less than [$___].2 The Management Plan will be subject to equitable adjustment by the Compensation Committee of Holdings to take into account material acquisitions, dispositions and other material extraordinary events; provided, that the parties hereto will use their reasonable best efforts to facilitate the payment of the bonuses hereunder on a basis that is consistent with such payments qualifying for the performance-based compensation exception under Section 162(m) of the Code and the regulations thereunder. If the Company does not achieve the Target OIBDAN in any given year, the amount of the Performance Bonus, if any, shall be determined by the

[1]	Presented on May 17, 2007.

[2]	Insert dollar amount of the bonus paid to the Executive in respect of 2006.

Board of Holdings in its sole discretion. The Performance Bonus, if any, shall be payable in one lump sum between January 1 and March 15 of the year following the year for which the Performance Bonus was earned.
     (b) Expenses and Perquisites. The Company shall promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses, in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified generally with respect to senior executive officers of the Company. In addition, during the Employment Period, Executive shall be entitled to, at the sole expense of the Company:
(i)	the use of an automobile appropriate to his position and no less qualitative than the automobile provided to him immediately prior to the date of this Agreement; and

(ii)	use of a Company-provided aircraft for personal travel, in accordance with Company policy as in effect on November 16, 2006 (the “Aircraft Benefit”).
     (c) Vacation. Executive shall be entitled to the number of weeks of paid vacation per year that he was eligible for immediately prior to the date of this Agreement, but in no event less than four (4) weeks annually. Unused vacation may be carried forward from year to year. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time. In addition to vacation, Executive shall be entitled to the number of sick days and personal days per year that other senior executive officers of the Company with similar tenure are entitled to under the Company’s policies.
     (d) Services Furnished. During the Employment Period, the Company shall furnish Executive with office space, stenographic and secretarial assistance and such other facilities and services no less favorable than what he was receiving immediately prior to the date of this Agreement or, if better, as provided to other senior executive officers of the Company (other than the Chairman Emeritus).
     (e) Welfare, Pension and Incentive Benefit Plans. During the Employment Period, subject to the terms of the applicable plan documents and generally applicable Company policies, Executive (and his spouse and dependents to the extent provided therein) shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company from time to time for the benefit of its senior executives (other than benefits maintained exclusively for the Chairman Emeritus), including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. During the Employment Period, the Company shall provide to Executive (and his spouse and dependents to the extent provided under the applicable plans or programs) the same type and substantially equivalent levels of participation and employee benefits (other than severance pay plans and, except with the express consent of the Board of Holdings, incentive bonus programs other than as explicitly set forth in Section 5(a) hereof) as are being provided to other senior executives (and their spouses and dependents to the extent provided under the applicable plans or programs) on the Effective Date, subject to modifications affecting all senior executive officers.

     (f) Equity Incentive Award. At or promptly following the Effective Time, the Company will grant Executive an equity incentive award pursuant to a new equity incentive plan substantially in the form of the draft Clear Channel Capital III, Inc. 2007 Equity Incentive Plan attached hereto as Exhibit A and related restricted stock and stock option award agreements in substantially the forms attached hereto as Exhibits B and C, respectively. Executive shall not be eligible to receive any stock options, restricted stock or other equity of the Company or Holdings, whether under an equity incentive plan or otherwise, except as expressly provided for in this Agreement or as expressly authorized for him individually by the Board of Holdings.
     (g) Equity Rollover and Purchased Equity.
(i)	Effective as of the Effective Date, Executive will exchange [___] shares of Company common stock previously issued to him and the currently held options to acquire shares of Company common stock (“Old Options”) that are identified on Exhibit D, all on the terms and subject to the conditions of a Rollover Option Agreement substantially in the form attached hereto as Exhibit E-1 and the Restricted Stock Agreement substantially in the form attached hereto as Exhibit E-2. The total value (based on, with respect to shares of Company common stock, the Cash Consideration (as defined under the Merger Agreement), and with respect to the Old Options, the excess of the Cash Consideration over the per share exercise price) by of all of the foregoing will not exceed $10 million.

(ii)	Executive may subscribe for a purchase of $[___] in additional equity securities of the Company or of a holding company Affiliate on the terms and subject to the conditions set forth in Exhibit F.
     6. Termination. Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:
     (a) Death. Executive’s employment hereunder shall terminate upon his death.
     (b) Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder notwithstanding the provision of reasonable accommodation for a period of six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given after such six (6) month period Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate Executive’s employment hereunder for “Disability”, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.
     (c) Cause. The Company shall have the right to terminate Executive’s employment for Cause by providing Executive with a written Notice of Termination, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, “Cause” shall mean:

(i)	Executive’s willful and continued failure to perform his material duties with respect to the Company or its Affiliates which, if curable, continues beyond ten business days after a written demand for substantial performance is delivered to Executive by the Company; or

(ii)	Willful or intentional engaging by Executive in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company, the Sponsor Group (as defined in the [___]) or any of their respective Affiliates; or

(iii)	Executive’s conviction of, or a plea of nolo contendre to, a crime constituting (A) a felony under the laws of the United States or any state thereof; or (B) a misdemeanor involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to the Company, the Sponsor Group or any of their respective Affiliates; or

(iv)	Executive’s committing or engaging in any act of fraud, embezzlement, theft or other act of dishonesty against the Company or its Affiliates that causes material and demonstrable injury, monetarily or otherwise, to the Company, the Sponsor Group or any of their respective Affiliates; or

(v)	Executive’s breach of any provision of Section 11 hereof that causes material and demonstrable injury, monetarily or otherwise, to the Company, the Sponsor Group or any of their respective Affiliates.
Whether “Cause” exists shall be determined by at least a majority of the members of the Board of the Company at a meeting of the Board called and held for such purpose, provided that at least a majority of the members of the Board of Holdings has determined prior to such meeting that Cause exists.
     (d) Good Reason. Executive may terminate his employment for “Good Reason” by providing the Company with a written Notice of Termination. The following events, without the written consent of Executive, shall constitute “Good Reason”:
(i)	Reduction in Executive’s Base Salary or annual incentive compensation opportunity, other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within ten (10) business days after Executive gives the Company notice of such event; or

(ii)	Substantial diminution in Executive’s title, duties and responsibilities, other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within ten (10) business days after Executive gives the Company notice of such event; or

(iii)	Failure by the Company to provide the Aircraft Benefit or any material breach of its obligations to provide such Benefit, which is other than insubstantial, inadvertent, not in bad faith and is not repeated; or

(iv)	Transfer of Executive’s primary workplace outside the city limits of San Antonio, Texas;
Executive expressly acknowledges and agrees that the Company’s provision of notice of non-renewal of the Agreement pursuant to Section 2 hereof, alone or in combination with the transition of Executive’s duties to another employee during the notice period, shall not constitute Good Reason.
Executive expressly waives any rights he might otherwise have, under the Existing Agreement or otherwise, to resign for Good Reason or otherwise receive any compensation in the nature of severance or separation pay or benefits as a result of the transaction contemplated by the Agreement and Plan of Merger by and among BT Triple Crown Merger Co., Inc., B Triple Crown Finco, LLC, T Triple Crown Finco, LLC and Clear Channel Communications, Inc. dated as of November 16, 2006, as amended on April 18, 2007 and May 17, 2007 (the “Transaction”).
     (e) Without Cause. The Company shall have the right to terminate Executive’s employment hereunder without Cause by providing Executive with a Notice of Termination at least thirty (30) days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement. In the event of termination pursuant to this Section 6(e), the Board of the Company may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay Executive his Base Salary for the initial thirty (30) days of the notice period or for any lesser remaining portion of such period, payable in accordance with the regular payroll practices of the Company.
     (f) Without Good Reason. Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination at least thirty (30) days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement. In the event of termination pursuant to this Section 6(f), the Board of the Company may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay Executive his Base Salary for the initial thirty (30) days of the notice period or for any lesser remaining portion of such period, payable in accordance with the regular payroll practices of the Company.
     7. Termination Procedure.
     (a) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 15. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.
     (b) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of death, (ii) if Executive’s employment is terminated pursuant to Section 6(b), thirty (30) days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), and (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date set forth in such Notice of Termination.
     8. Compensation Upon Termination or During Disability. In the event Executive is disabled or his employment terminates during the Employment Period, the Company shall provide Executive with the payments and benefits set forth below; provided, however, that any obligation of the Company to Executive under Section 8(a), other than for Final Compensation, is expressly conditioned upon Executive signing and returning to the Company a timely and effective release of claims substantially in the form attached hereto as Exhibit G (the “Executive Release of Claims”). Following the Company’s receipt of a timely and effective Release of Claims, the Company and Holdings shall execute a release of claims in favor of Executive substantially in the form attached hereto as Exhibit H (the “Company Release of Claims”). The Executive Release of Claims required for separation benefits in accordance with Section 8(a) creates legally binding obligations on the part of Executive, and the Company and its Affiliates therefore advise Executive and his beneficiary or legal representative, as applicable, to seek the advice of an attorney before signing it.
     (a) Termination By the Company Without Cause or By Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason:
(i)	the Company shall pay to Executive his Base Salary, Bonus and unused vacation pay accrued or prorated through the Date of Termination, and shall reimburse Executive pursuant to Section 5(b) for reasonable business expenses incurred but not paid prior to such termination of employment (together, “Final Compensation”). The Base Salary and vacation components of Final Compensation shall be paid in a lump sum as soon as practicable following the Date of Termination, but in no event later than two and a half months following the end of the taxable year including the Date of Termination. The Bonus component of Final Compensation shall be calculated by multiplying the amount of the Performance Bonus (if any) Executive would have earned had he remained employed for the full year in which the Date of Termination occurs by a fraction, the numerator of which is the number of days during such year that Executive was employed and the denominator of which is 365, and shall be paid at the times bonuses for the year in which the Date of Termination occurs are paid to executives of the Company generally, but in no event later than two and a half months following the end of the taxable year in which the Date of Termination occurs;

(ii)	provided Executive signs and returns a timely and effective Release of Claims, the Company shall pay to Executive a lump-sum cash payment equal to three (3) times the sum of (A) Executive’s Base Salary and (B) the Bonus paid to Executive for the year prior to the year in which termination occurs; and

(iii)	provided Executive signs and returns a timely and effective Release of Claims, the Company shall maintain in full force and effect, for the continued benefit of the Executive and his eligible dependents, for a period of three (3) years following the Date of Termination the medical and hospitalization insurance programs in which the Executive and his dependents were participating immediately prior to the Date of Termination, at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, that if Executive or his dependents cannot continue to participate in the Company plans and programs providing these benefits, the Company shall arrange to provide Executive and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs (the “Continued Benefits”), provided, that such Continued Benefits shall terminate on the date or dates Executive receives equivalent coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer. Notwithstanding anything to the contrary in this Section 8(a)(iii), the aggregate value (as the same would be determined under Section 280G of the Code) of the Continued Benefits shall in no event exceed Fifty Thousand Dollars ($50,000) (the “Aggregate Cap”); accordingly, the Company’s obligation to provide the Continued Benefits shall cease once such value of the Continued Benefits that have been provided to the Executive and/or his dependents reaches the Aggregate Cap, even if such date occurs prior to the three (3)-year anniversary of the Date of Termination.
     (b) Termination By the Company for Cause or By Executive Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive other than for Good Reason, the Company shall pay Executive the Final Compensation at the time and in the manner set forth in Section 8(a)(i) hereof. The Company shall have no further obligation to Executive upon such termination under this Agreement.
     (c) Disability. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), Executive shall continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to Section 6(b), and the Company may, in its discretion, designate another individual to act in Executive’s place, and such designation shall not constitute Good Reason. In the event Executive’s employment is terminated for

Disability pursuant to Section 6(b), the Company shall pay to Executive the Final Compensation at the time and in the manner set forth in Section 8(a)(i) hereof. The Company shall have no further obligation to Executive upon such termination under this Agreement.
     (d) Death. If Executive’s employment is terminated by his death, the Company shall pay the Final Compensation to Executive’s beneficiary, legal representatives or estate, as the case may be, at the time and in the manner set forth in Section 8(a)(i) hereof. The Company shall have no further obligation to Executive upon such termination under the Agreement.
     (e) Timing of Payments. If at the time of Executive’s separation from service, Executive is a “specified employee,” as hereinafter defined, any and all amounts payable under this Section 8 in connection with such separation from service that constitute deferred compensation subject to Section 409A of Code (“Section 409A”), as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months. For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.
     9. Gross-Up Payment.
(i)	Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) to or for the benefit of Executive as a result of the Transaction (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to (A) pay federal income taxes at the highest marginal rates of federal income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, (B) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (C) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income.

(ii)	Subject to the provisions of Section 9(e)(i), all determinations required to be made under this Section 9(e), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized public accounting firm that is selected by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company or Executive (collectively, the “Determination”). All fees and expenses of the Accounting Firm shall be borne solely by the Company, and the Company shall enter into any reasonable agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Section 9(e) with respect to any Payments made to Executive shall be made to the relevant tax authorities no later than the date on which the Excise Tax on such Payments is due to the relevant tax authorities. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return should not result in the imposition of a negligence or similar penalty.

(iii)	As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment

(together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contest or disputes with the Internal Revenue Service in connection with the Excise Tax.

(iv)	Executive expressly acknowledges and agrees that the Gross-Up Payment is limited exclusively to Excise Tax that may come due in connection with Payments to or for the benefit of Executive as a result of the Transaction, and that Executive will not be entitled to any Gross-Up Payments as a result of any change of control that may occur following the Effective Date.
     10. Mitigation. Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein. Additionally, amounts owed to Executive under this Agreement shall not be offset by any claims the Company may have against Executive, and the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against Executive or others.
     11. Restrictive Covenants.
     (a) Confidential Information.
(i)	Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that Executive has developed and will develop Confidential Information for the Company or its Affiliates, and that Executive has learned and will learn of Confidential Information during the course of his employment. Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and Confidential Information, knowledge or data relating to the Company, its Affiliates and their businesses and investments, which shall have been obtained by Executive during Executive’s employment by the Company and which is not generally available public knowledge (other than by acts of Executive in violation of this Agreement or by any other person having an obligation of confidentiality to the Company or any of its Affiliates). Except as may be required or appropriate in connection with carrying out his duties under this Agreement, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), use, communicate or divulge any such trade secrets, Confidential Information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business. Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

For purposes of this Agreement, “Confidential Information” shall mean any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates plans to compete or do business, and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or any of its Affiliates, would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iii) the identity and special needs of the customers of the Company and its Affiliates and (iv) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed to others.

For purposes of this Agreement, “Affiliates” shall mean all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, contract or equity interest. For the avoidance of doubt, Affiliates includes Holdings.

(ii)	All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Company and its Affiliates. Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board of the Company or

Holdings or its designee may specify, all Documents then in Executive’s possession or control.
     (b) Restricted Activities. Executive hereby agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, trade secrets, Confidential Information and other legitimate interests of the Company and its Affiliates. In consideration of Executive’s employment hereunder, and the Company’s agreement to grant Executive access to trade secrets and other Confidential Information of the Company and its Affiliates and to their customers, and in view of the confidential position to be held by Executive hereunder, Executive agrees as follows:
(i)	Non-Solicitation. During the Employment Period and during the two year period immediately following termination of the Employment Period (the “Restricted Period”), Executive shall not, directly or indirectly: (A) hire, solicit for hiring or assist in any way in the hiring of any employee or independent contractor of the Company or any of its Affiliates, or induce or otherwise attempt to influence any employee or independent contractor to terminate or diminish such employment or contractor relationship or to become employed by any other radio broadcasting station or any other entity engaged in the radio business, the television business or in any other business in which the Company or any of its Affiliates is engaged (which, for the avoidance of doubt, includes without limitation the business of providing clients with advertising opportunities through billboards, street furniture displays, transit displays and other out-of-home advertising displays, such as wallscapes, spectaculars and mall displays (the “Outdoor Business”)), or (B) solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them, or seek to persuade any such customer or prospective customer to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates. For purposes of this Agreement, an “employee” of the Company or any of its Affiliates is any person who was such at any time within the preceding two years; a “customer” of the Company or any of its Affiliates is any person or entity who is or has been a customer at any time within the preceding two years; and a “prospective customer” is any person or entity whose business has been solicited on behalf of the Company or any of its Affiliates at any time within the preceding two years, other than by form letter, blanket mailing or published advertisement.

(ii)	Non-Competition. During the Restricted Period, Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates within the United States or anywhere else in the world where the Company or any of its Affiliates does business, or undertake any planning for any business competitive with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during Executive’s employment, and Executive further agrees not to work for or provide services to, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, any person or entity that is engaged in any business that is competitive with the business of the Company or any of its Affiliates for which the Executive has provided services, as conducted or in planning during his employment. For the purposes of this Section 11, the business of the Company and its Affiliates shall include the radio and television businesses, the Outdoor Business and any other business that was conducted or in planning during the Executive’s employment. The foregoing, however, shall not prevent Executive’s direct or beneficial ownership of up to five percent (5%) of the equity securities of any entity, whether or not in the same or competing business.
     (c) Assignment of Rights to Intellectual Property.
(i)	Executive shall promptly and fully disclose all Intellectual Property to the Company. Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) Executive’s full right, title and interest in and to all Intellectual Property. Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

(ii)	For purposes of this Agreement, “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during Executive’s employment that relate to either the Products or any prospective activity of the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates; and “Products” means all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during Executive’s employment.
     (d) Conflict of Interest. Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Affiliates.
     (e) Modification of Covenants. The parties hereby acknowledge that the restrictions in this Section 11 have been specifically negotiated and agreed to by the parties hereto, and are limited only to those restrictions necessary to protect the Company and its Affiliates from unfair competition. Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restrictions in Section 11 hereof, and agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, trade secrets, Confidential Information and other legitimate interests of the Company and its Affiliates; and that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area. Executive acknowledges that the Company operates in major, medium and small-sized markets throughout the United States and many foreign countries, that the effect of Section 11(b) may be to prevent him from working in a competitive business after his termination of employment hereunder, and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which he is bound by such restraints. The parties hereby agree that if the scope or enforceability of any provision, paragraph or subparagraph of this Section 11 is in any way disputed at any time, and should a court find that such restrictions are overly broad, the court shall modify and enforce the covenant to permit its enforcement to the maximum extent permitted by law. Each provision, paragraph and subparagraph of this Section 11 is separable from every other provision, paragraph, and subparagraph, and constitutes a separate and distinct covenant.
     (f) Remedies. Executive hereby expressly acknowledges that any breach or threatened breach by Executive of any of the terms set forth in Section 11 of this Agreement would result in significant, irreparable and continuing injury to the Company, the monetary value of which would be difficult to establish or measure. Therefore, Executive agrees that, in addition to any other remedies available to it, the Company shall be entitled to preliminary and permanent injunctive relief in a court of appropriate jurisdiction against any breach or threatened breach, without having to post bond, as well as the recovery of all reasonable attorney’s fees expended in enforcing its rights hereunder.

     12. Indemnification.
     (a) General. The Company agrees that if Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a trustee, director or officer of the Company, Holdings, or any subsidiary thereof, or is or was serving at the request of the Company or any subsidiary as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Texas law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company, and shall inure to the benefit of his heirs, executors and administrators.
     (b) Expenses. As used in this Agreement, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.
     (c) Enforcement. If a valid claim or request under this Agreement is not paid by the Company or on its behalf within thirty (30) days after a written claim or request has been received by the Company, Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and, if successful in whole or in part, Executive shall be further entitled to be paid the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Texas law.
     (d) Partial Indemnification. If Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Executive for the portion of such Expenses to which Executive is entitled.
     (e) Advances of Expenses. Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive that the Company pay such Expenses; but, only in the event that Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which Executive is not entitled to indemnification and (ii) an affirmation of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.
     (f) Notice of Claim. Executive shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive’s power and at such times and places as are mutually convenient for Executive and the Company.
     (g) Defense of Claim. With respect to any Proceeding as to which Executive notifies the Company of the commencement thereof:
(i)	The Company will be entitled to participate therein at its own expense; and

(ii)	Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive, which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. Executive shall also have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and Executive, and, under such circumstances, the fees and expenses of such counsel shall be at the expense of the Company.

(iii)	The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Executive without Executive’s written consent. Neither the Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.
     (h) Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 12 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute, provision of the declaration of trust or certificate of incorporation or by-laws of the Company, Holdings or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.
     13. Arbitration. Except as provided for in Section 11 of this Agreement, if any contest or dispute arises between the parties with respect to this Agreement, such contest or dispute shall be submitted to binding arbitration for resolution in San Antonio, Texas in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. The decision of the appointed arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. The losing party shall pay all expenses relating to such arbitration, including, but not limited to, the prevailing party’s legal fees and expenses.
     14. Successors; Binding Agreement.
     (a) Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred, except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinabove defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 14 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
     (b) Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his right to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so designated in writing by Executive, or otherwise to his legal representatives or estate.
     15. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
     If to Executive:
[Mark/Randall] Mays
200 East Basse Road
San Antonio, Texas 78209
     with a copy to:
Simpson, Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: Andrea K. Wahlquist
     If to the Company:
BT Triple Crown Capital Holdings III, Inc.
200 East Basse Road
San Antonio, Texas 78209

Attention: Secretary
     and
Clear Channel Communications, Inc.
200 East Basse Road
San Antonio, Texas 78209
Attention: General Counsel
     with a copy to:
Ropes & Gray LLP
One International Place
Boston, MA 02110
Attention: Loretta Richard
or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     16. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law principles.
     17. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     19. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter, including but not limited to the Existing Agreement, and excluding only any existing obligations on the part of Executive with respect to Confidential Information, assignment of intellectual property, non-competition and the like. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.
     20. Taxes. All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation. The Company, Holdings, Sponsor Group and Executive shall each use reasonable best efforts to minimize all taxes that may be due in connection with any award or payment made pursuant to this Agreement, including in connection with the Restricted Stock Award; provided, that Executive shall only be required to use such reasonable best efforts to the extent that Executive will not be economically disadvantaged as a result of such efforts.
     21. Noncontravention. The Company represents that the Company is not prevented from entering into or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or declaration of trust, or any agreement to which it is a party, other than which would not have a material adverse effect on the Company’s ability to enter into or perform this Agreement.
     22. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BT Triple Crown Merger Co., Inc. By:

Name:
Title:

BT Triple Crown Capital Holdings III, Inc. By:

Name:
Title:

[Mark/Randall] Mays

EXHIBIT G TO MARK/RANDALL MAYS AGREEMENT
EXHIBIT A TO LOWRY MAYS AGREEMENT
RELEASE OF CLAIMS
     FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with the termination of my employment, as set forth in the employment agreement between me, BT Triple Crown Merger Co., Inc., and BT Triple Crown Capital Holdings III, Inc. effective as of [CLOSING DATE] (the “Agreement”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge BT Triple Crown Merger Co., Inc., its successor Clear Channel Communications, Inc., BT Triple Crown Capital Holdings III, Inc., and all of their respective subsidiaries and other affiliates, past, present and future officers, directors, trustees, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them, all of the foregoing both individually and in their official capacities, from any and all causes of action, rights or claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by the Company or any of its subsidiaries or other affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by the Company or any of its subsidiaries or other affiliates, each as amended from time to time).
Excluded from the scope of this Release of Claims is (i) any claim arising under the terms of the Agreement after the effective date of this Release of Claims, (ii) any right of indemnification or contribution that I have pursuant to the Articles of Incorporation or By-Laws of the Company or any of its subsidiaries or other affiliates, and (iii) any claims under any of the equity incentive plan and equity-based award agreements referenced in the Agreement with respect to any securities (including shares, options, and any other equity-based rights) that I continue to hold after I sign this Release of Claims.
     In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company

1

may specify) from the later of the date my employment with the Company terminates or the date I receive this Release of Claims. I also acknowledge that I am advised by the Company and its subsidiaries and other affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.
I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Chairman of the Board of Directors of the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.
Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:

Name (please print):

Date Signed:

2

EXHIBIT H TO MARK/RANDALL MAYS AGREEMENT
EXHIBIT B TO LOWRY MAYS AGREEMENT
RELEASE OF CLAIMS
     FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, and as required by the agreement between BT Triple Crown Merger Co., Inc., BT Triple Crown Capital Holdings III, Inc. and [EXECUTIVE] effective as of [CLOSING DATE] (the “Agreement”), BT Triple Crown Merger Co., Inc., its successor Clear Channel Communications, Inc. (the “Company”), and BT Triple Crown Capital Holdings III, Inc., on their own behalf and on behalf of their predecessors, affiliates and successors, and each of their past, present, and future officers, directors, employees, representatives, attorneys, insurers, agents and assigns, individually and in their official capacities, hereby release and forever discharge [EXECUTIVE] from any and all causes of action, rights or claims of any type or description, known or unknown, which they have had in the past, now have, or might now have, through the date of signing of this Release of Claims, in any way resulting from, arising out of or connected with Executive’s employment by the Company or any of its subsidiaries or other affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirements, including without limitation those arising under common law.
Excluded from the scope of this Release of Claims is (i) any claim arising after the effective date of this Release of Claims; and (ii) any claims relating to Executive’s commission of fraud, criminal acts, or other substantial, willful and intentional misconduct related to the Executive’s employment with the Company or any of its affiliates.
Intending to be legally bound, the parties below have signed this Release of Claims under seal as of the date written below.

[BT Triple Crown Merger Co., Inc./Clear Channel Communications, Inc.]
By:

Name:
Title:

BT Triple Crown Capital Holdings III, Inc.
By:

Name:
Title:

1

CLEAR CHANNEL
2007 EXECUTIVE INCENTIVE PLAN
1. DEFINED TERM
     Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.
2. PURPOSE
     The Plan has been established to advance the interests of the Company and its Affiliates by providing for the grant to Participants of Stock-based and other incentive Awards. Awards under the Plan are intended to align the incentives of the Company’s executives and investors and to improve the performance of the Company. Unless the Administrator determines otherwise, Awards to be granted under this Plan are expected to be substantially in the form attached hereto as Exhibit B-1 or B-2; provided, that all Rollover Option Agreements shall be substantially in the form attached hereto as Exhibit C and all Restricted Stock Agreements shall be substantially in the form attached hereto as Exhibit D, in each case unless the Administrator determines otherwise.
3. ADMINISTRATION
     The Administrator has discretionary authority, subject only to the express provisions of the Plan and the Award Agreements, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m) of the Code, the Administrator will exercise its discretion consistent with qualifying the Award for that exception. Except as otherwise provided by the express terms of an Award Agreement, all determinations of the Administrator made under the Plan will be conclusive and will bind all parties.
4. LIMITS ON AWARDS UNDER THE PLAN
     (a) Number of Shares. A maximum of ___ Shares may be delivered in satisfaction of Awards under the Plan. The number of Shares delivered in satisfaction of Awards shall, for purposes of the preceding sentence, be determined net of Shares (i) withheld by the Company in payment of the exercise price of the Award or in satisfaction of tax withholding requirements with respect to the Award, (ii) awarded under the Plan as Restricted Stock, but thereafter forfeited, and (iii) made subject to an award that is exercised or satisfied, or that terminates or expires, without the delivery of such shares. The limits set forth in this Section 4(a) shall be construed to comply with Section 422 of the Code and the regulations thereunder. To the extent consistent with the requirements of Section 422 of the Code and regulations thereunder and with other applicable legal requirements (including applicable stock exchange requirements), Stock issued under awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition shall not reduce the number of Shares available for Awards under the Plan.

     (b) Type of Shares. Stock delivered under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company or any of its subsidiaries. No fractional Shares will be delivered under the Plan.
     (c) Section 162(m) Limits. The maximum number of Shares for which Stock Options may be granted to any person in any calendar year and the maximum number of Shares subject to SARs granted to any person in any calendar year will each be                     . The maximum number of Shares subject to other Awards granted to any person in any calendar year will be                      Shares. The foregoing provisions will be construed in a manner consistent with Section 162(m) of the Code.
5. ELIGIBILITY AND PARTICIPATION
     The Administrator will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates; provided, that, subject to such express exceptions, if any, as the Administrator may establish, eligibility shall be further limited to those persons as to whom the use of a Form S-8 registration statement is permissible. Within 10 business days following the Closing Date (as defined in the Merger Agreement dated as of November 16, 2006, as amended, among Clear Channel Communications, Inc. and the other parties thereto), the Company shall file a Form S-8 registration statement with respect to all Shares available for issuance under this Plan. The Company shall use commercially reasonable efforts to maintain such Form S-8 while Awards granted hereunder remain outstanding; provided however that nothing herein shall prevent the Company from de-registering the Shares under the Plan if and to the extent they are no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.
6. RULES APPLICABLE TO AWARDS
     (a) All Awards
          (1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein, and shall furnish to each Participant an Award Agreement setting forth the terms applicable to the Participant’s Award. By entering into an Award Agreement, the Participant agrees to the terms of the Award and of the Plan, to the extent not inconsistent with the express terms of the Award Agreement. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.
          (2) Transferability. Neither ISOs, nor, except as the Administrator otherwise expressly provides, other Awards may be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime ISOs (and, except as the Administrator otherwise expressly provides, other non-transferable Awards requiring exercise) may be exercised only by the Participant.

          (3) Vesting, Etc. The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. Unless expressly provided otherwise by the Administrator or an Award Agreement, automatically and immediately upon the cessation of Employment, all outstanding Restricted Stock will be forfeited and all Awards requiring exercise will cease to be exercisable and will terminate, except that:
     (A) subject to (B) and (C) below, all Stock Options and other Awards requiring exercise held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of 90 days or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate;
     (B) all Stock Options and other Awards requiring exercise held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the termination of the Participant’s Employment by reason of death or disability, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or disability, as the case may be, or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(3), and will thereupon terminate; and
     (C) all Stock Options and other Awards requiring exercise held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation if such cessation of Employment has resulted in connection with an act or failure to act constituting Cause.
          (4) Taxes. The Administrator will make such provision for the withholding of taxes as it deems necessary. Except as otherwise provided in an Award Agreement, the Administrator may, but need not, hold back Shares from an Award or permit a Participant to tender previously owned Shares in satisfaction of tax withholding requirements (but not in excess of the applicable minimum statutory withholding rate), using the Fair Market Value of Stock on the date of exercise to determine the number of shares so withheld or tendered.
          (5) Dividend Equivalents, Etc. Except as otherwise provided in an Award Agreement, the Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award.
          (6) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued Employment with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of potential appreciation in Awards will not constitute an element of damages in the event of termination of

Employment for any reason, even if the termination is in violation of an obligation of the Company or its Affiliate to the Participant.
          (7) Section 162(m). This Section 6(a)(7) applies to any Performance Award intended to qualify as performance-based for the purposes of Section 162(m) of the Code other than a Stock Option or SAR. In the case of any Performance Award to which this Section 6(a)(7) applies, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. With respect to such Performance Awards, the Administrator will pre-establish, in writing, one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m) of the Code). Prior to grant, vesting or payment of the Performance Award, as the case may be, the Administrator will certify whether the applicable Performance Criteria have been attained and such determination will be final and conclusive. No Performance Award to which this Section 6(a)(7) applies may be granted after the first meeting of the stockholders of the Company held in [2012] until the listed performance measures set forth in the definition of “Performance Criteria” (as originally approved or as subsequently amended) have been resubmitted to and reapproved by the stockholders of the Company in accordance with the requirements of Section 162(m) of the Code, unless such grant is made contingent upon such approval.
          (8) Stockholders Agreement. Unless otherwise specifically provided, all Awards issued under the Plan and all Stock issued thereunder will be subject to the Stockholders Agreement. Except to the extent permitted by the Stockholders Agreement, no Stock issued under the Plan may be sold or exchanged or otherwise transferred (by gift or otherwise) until the date that is three years following an QPO.
          (9) Section 409A. Awards under the Plan are intended either to be exempt from the rules of Section 409A of the Code or to satisfy those rules, and the Plan and such Awards shall be construed accordingly. Granted Awards may be modified at any time, in the Administrator’s discretion, so as to increase the likelihood of exemption from or compliance with the rules of Section 409A of the Code, so long as such modification does not result in a reduction in value to the applicable Participant (unless the Participant consents in writing to such modification); provided that, to the extent the applicable Participant declines to provide such consent and the Administrator is otherwise unable to modify an award because of such a reduction in value, the Participant shall be solely responsible for any resulting tax liability and the Company shall withhold as required by law.
          (10) Certain Requirements of Corporate Law. Awards shall be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of Stock and the consideration to be received therefor, and with the applicable requirements of Delaware, in each case as determined by the Administrator.
     (b) Awards Requiring Exercise
          (1) Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form reasonably acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.
          (2) Exercise Price. The Administrator will determine the exercise price, if any, of each Award to be granted that requires exercise. Unless the Administrator determines otherwise, and in all events in the case of a Stock Option or a SAR (except as otherwise permitted pursuant to Section 7(b)(1) hereof), the exercise price of an Award requiring exercise will not be less than the Fair Market Value of the Stock subject to the Award, determined as of the date of grant, and in the case of an ISO granted to a ten-percent shareholder within the meaning of Section 422(b)(6) of the Code, the exercise price will not be less than 110% of the Fair Market Value of the Stock subject to the Award, determined as of the date of grant. Except as otherwise permitted under Section 7, no such Award, once granted, may be repriced other than in accordance with the applicable stockholder approval requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading. Fair Market Value shall be determined by the Administrator consistent with the applicable requirements of Section 422 of the Code and Section 409A of the Code.
          (3) Payment Of Exercise Price. Except as otherwise provided in an Award Agreement, where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment, subject to the following: (a) all payments will be by cash or check acceptable to the Administrator, or (b) if so permitted by the Administrator, (i) through the delivery of shares of Stock that have a fair market value equal to the exercise price, except where payment by delivery of shares would adversely affect the Company’s results of operations under Generally Accepted Accounting Principles or where payment by delivery of shares outstanding for less than six months would require application of securities laws relating to profit realized on such shares, (ii) at such time, if any, as the Stock is publicly traded, through a broker-assisted exercise program acceptable to the Administrator, (iii) by other means acceptable to the Administrator, or (iv) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (b)(i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.
          (4) ISOs. No ISO may be granted under the Plan after [                    , 2017], but ISOs previously granted may extend beyond that date.
     (c) Awards Not Requiring Exercise.
     Awards of Restricted Stock and Unrestricted Stock, whether delivered outright or under Awards of Stock Units or other Awards that do not require exercise, may be made in exchange for such lawful consideration, including services, as the Administrator determines.
7. EFFECT OF CERTAIN TRANSACTIONS
     (a) Except as otherwise provided in an Award Agreement:

          (1) Assumption or Substitution. In the event of a Corporate Transaction in which there is an acquiring or surviving entity, the Administrator may provide for the continuation or assumption of some or all outstanding Awards, or for the grant of new awards in substitution therefor, by the acquiror or survivor or any entity controlling, controlled by or under common control with the acquiror or survivor, in each case on such terms and subject to such conditions (including vesting or other restrictions) as the Administrator determines are appropriate. The continuation or assumption of such Awards, to the extent applicable, shall be done on terms and conditions consistent with Section 409A of the Code.
          (2) Acceleration or Cash-Out of Certain Awards. In the event of a Corporate Transaction (whether or not there is an acquiring or surviving entity) in which there is no continuation, assumption or substitution as to some or all outstanding Awards, the Administrator may provide (unless the Administrator determines otherwise, on terms and conditions consistent with Section 409A of the Code) for (i) treating as satisfied any vesting condition on any such Award, (ii) the accelerated delivery of shares of Stock issuable under each such Award consisting of Restricted Stock Units, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the issuance of the shares, as the case may be, to participate as a stockholder in the Corporate Transaction or (iii) if the Corporate Transaction is one in which holders of Stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards, equal in the case of each affected Award to the excess, if any, of (A) the fair market value of one Share (as determined by the Administrator in its reasonable discretion) times the number of Shares subject to the Award, over (B) the aggregate exercise price, if any, under the Award, in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines.
          (3) Termination of Awards. Except as otherwise provided in an Award Agreement, each Award (unless continued, substituted, or assumed pursuant to the Section 7(a)(1)), will terminate upon consummation of the Corporate Transaction, provided that Restricted Stock Units accelerated pursuant to clause (ii) of Section 7(a)(2) shall be treated in the same manner as other shares of Stock (subject to Section 7(a)(4)).
          (4) Additional Limitations. Any Share delivered pursuant to Section 7(a)(2) above with respect to an Award may, in the discretion of the Administrator, be subject to such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject prior to the Corporation Transaction and that did not lapse in connection with the Corporate Transaction. In the case of Restricted Stock, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of Stock in connection with the Corporate Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.
     (b) Changes In, Distributions With Respect To And Redemptions Of The Stock
          (1) Basic Adjustment Provisions. In the event of any stock dividend or other similar distribution of stock or other securities of the Company, stock split or combination of shares (including a reverse stock split), recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, merger, exchange of stock, redemption or repurchase of all or part of the shares of any class of stock or any change in the capital structure of the Company or an Affiliate or other transaction or event, the Administrator shall, as appropriate in order to prevent enlargement or dilution of benefits intended to be made available under the Plan, make proportionate adjustments to the maximum number of Shares that may be delivered under the Plan under Section 4(a) and to the maximum share limits described in Section 4(c) and shall also make appropriate, proportionate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change. Unless the Administrator determines otherwise, any adjustments hereunder shall be done on terms and conditions consistent with Section 409A of the Code.
          (2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in paragraph (b)(1) above to take into account distributions to stockholders or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder, having due regard for the qualification of ISOs under Section 422 of the Code, the requirements of Section 409A of the Code, and for the performance-based compensation rules of Section 162(m) of the Code, where applicable.
          (3) Continuing Application of Plan Terms. References in the Plan to Shares will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.
8. LEGAL CONDITIONS ON DELIVERY OF STOCK
     The Company shall use best efforts to ensure, prior to delivering Shares pursuant to the Plan or removing any restriction from Shares previously delivered under the Plan, that (a) all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved, and (b) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance. Neither the Company nor any Affiliate will be obligated to deliver any Shares pursuant to the Plan or to remove any restriction from Shares previously delivered under the Plan until the conditions set forth in the preceding sentence have been satisfied and all other conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider reasonably appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.
9. AMENDMENT AND TERMINATION
     The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award. Unless otherwise provided in the Award, the Administrator expressly reserves the right to amend or alter the terms of any Award if such Award or a portion thereof would be reasonably likely to be treated as a “liability award” under guidance issued or provided by the Financial Accounting Standards Board (FASB). Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by applicable law (including the Code and applicable stock exchange requirements), as determined by the Administrator.
10. OTHER COMPENSATION ARRANGEMENTS
     The existence of the Plan or the grant of any Award will not in any way affect the right of the Company or an Affiliate to Award a person bonuses or other compensation in addition to Awards under the Plan.
11. WAIVER OF JURY TRIAL
     (a) Waiver of Jury Trial. By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative or attorney of the Company or any Affiliate has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.
     (b) Arbitration. In the event the waiver in Section 11(a) is held to be invalid or unenforceable, if requested by the Company, the parties shall attempt in good faith to resolve any controversy or claim arising out of or relating to this Plan or any Award hereunder promptly by negotiations between themselves or their representatives who have authority to settle the controversy. If the matter has not been resolved within sixty (60) days of the initiation of such procedure, the Company may require that the parties submit the controversy to arbitration by one arbitrator mutually agreed upon by the Parties, and if no agreement can be reached within 30 days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate incentive plans of the type provided for in this Plan and who is chosen by the AAA. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et seq., and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The place of arbitration shall be Cupertino, California, or any other location mutually agreed to between the parties. The arbitrator shall apply the law as established by decisions of the Delaware federal and/or state courts in deciding the merits of claims and defenses under federal law or any state or federal anti-discrimination law. The arbitrator is required to state, in writing, the reasoning on which the award rests. Notwithstanding the foregoing, this paragraph shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate.
12. ESTABLISHMENT OF SUB-PLANS
     The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Administrator’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.
13. GOVERNING LAW
     Except as otherwise provided by the express terms of an Award Agreement, the provisions of the Plan and of Awards under the Plan shall be governed by and interpreted in accordance with the laws of the State of Delaware.

EXHIBIT A
Definitions of Terms
     The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:
     “Administrator”: The Board or, if one or more has been appointed, the Committee. The Administrator may delegate ministerial tasks to such persons as it deems appropriate.
     “Affiliate”: Any corporation or other entity in a chain of corporations or other entities in which each corporation or other entity has a controlling interest in another corporation or other entity in the chain, beginning with the Company and ending with such corporation or other entity. For purposes of the preceding sentence, except as the Administrator may otherwise determine subject to the requirements of Treas. Reg. §1.409A-1(b)(5)(iii)(E)(1), the term “controlling interest” has the same meaning as provided in Treas. Reg. §1.414(c)-2(b)(2)(i), provided that the words “at least 50 percent” are used instead of the words “at least 80 percent” each place such words appear in Treas. Reg. §1.414(c)-2(b)(2)(i). The Company may at any time by amendment provide that different ownership thresholds (consistent with Section 409A of the Code) apply but any such change shall not be effective for twelve (12) months. In addition, any Affiliate must also meet the requirements of subsection (c) under Rule 701.
     “Award”: Any or a combination of the following:
(i)	SARs;

(ii)	Stock Options;

(iii)	Restricted Stock;

(iv)	Unrestricted Stock;

(v)	Stock Units, including Restricted Stock Units;

(vi)	Awards (other than Awards described in (i) through (iv) above) that are convertible into or exchangeable for Stock on such terms and conditions as the Administrator determines;

(vii)	Performance Awards; and/or

(viii)	Current or deferred grants of cash (which the Company may make payable by any of its direct or indirect subsidiaries) or loans, made in connection with other Awards.
     “Award Agreement”: A written agreement between the Company and the Participant evidencing the Award.
     “Board”: The Board of Directors of BT Triple Crown Capital Holdings III, Inc.

     “Cause”: In the case of any Participant, unless otherwise set forth in a Participant’s Award Agreement or employment agreement, a termination by the Company or an Affiliate of the Participant’s Employment or a termination by the Participant of the Participant’s Employment, in either case following the occurrence of any of the following events: (i) the Participant’s willful and continued failure to perform his or her material duties with respect to the Company or an Affiliate which, if curable, continues beyond ten business days after a written demand for substantial performance is delivered to the Participant by the Company; or (ii) the willful or intentional engaging by the Participant in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or an Affiliate or the Investors and any of their respective affiliates; or (iii) Participant’s conviction of, or a plea of nolo contendere to, a crime constituting (A) a felony under the laws of the United States or any state thereof; or (B) a misdemeanor involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise to the Company or an Affiliate or the Investors and any of their respective affiliates; (iv) the Participant’s committing or engaging in any act of fraud, embezzlement, theft or other act of dishonesty against the Company or its subsidiaries that causes material and demonstrable injury, monetarily or otherwise, to the Company or an Affiliate or the Investors and any of their respective affiliates; or (v) the Participant’s breach of his or her noncompetition or nonsolicitation obligations that causes material and demonstrable injury, monetarily or otherwise, to the Company or an Affiliate or the Investors and any of their respective affiliates.
     “Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect. For the avoidance of doubt, any reference to any section of the Code includes reference to any regulations (including proposed or temporary regulations) promulgated under that section and any IRS guidance thereunder.
     “Committee”: One or more committees of the Board, which, for purposes of meeting certain requirements of Section 162(m) of Code and any regulations promulgated thereunder (including Treas. Regs. Section 1.162-27(e)(3)), may be deemed to be any subcommittee of the Committee to which the Committee has delegated its duties and authority under this Plan consisting solely of at least two “outside directors,” as defined under Section 162(m) of the Code and the regulations promulgated thereunder.
     “Company”: BT Triple Crown Capital Holdings III, Inc., a Delaware corporation.
     “Corporate Transaction”: Any of the following: (i) Change of Control (as defined in any Award Agreement); (ii) a consolidation, merger, or similar transaction or series of transactions with or into a person (or group of persons acting in concert) that is not an affiliate of any member of the Investors, or the sale of all or substantially all of the assets of the Company to such a person (or such a group of persons acting in concert); or (iii) a sale by the Company or an Affiliate or the Investors and any of their respective affiliates of Stock that results in more than 50% of the Stock of the Company (or any resulting company after a merger) being held by a person (or group of persons acting in concert) that does not include any member of the Investors or any of their respective affiliates, provided, that, in each case, to the extent any amount constituting “nonqualified deferred compensation” subject to Section 409A of the Code would become payable under an Award by reason of a Corporate Transaction, it shall become payable only if the event or circumstances constituting the Corporate Transaction would also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, within the meaning of subsection (a)(2)(A)(v) of Section 409A of the Code.
     “Employee”: Any person who is employed by the Company or an Affiliate.
     “Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Unless the Administrator provides otherwise: A change in the capacity in which a Participant is employed by or renders services to the Company and/or its Affiliates, whether as an Employee, director, consultant or advisor, or a change in the entity by which the Participant is employed or to which the Participant rendered services, will not be deemed a termination of Employment so long as the Participant continues providing services in a capacity and to an entity described in Section 5. If a Participant’s relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant will be deemed to cease Employment when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.
     “Fair Market Value”: means the fair market value of the Stock on any given date, as determined in good faith by the Board which, (a) if the Stock is readily tradable on an established securities market within the meaning of Section 409A of the Code, shall be determined as provided thereunder and, (b) in the event that the Stock is not readily tradable on an established securities market within the meaning of Section 409A of the Code, shall be based on a third party appraisal that has been completed within at least twelve months prior to such determination date; provided, that (i) if, for any Participant, since such determination, events have occurred that would reasonably be expected to cause the fair market value determination to fail to satisfy the safe harbor methodology for determining such value under Section 409A of the Code, or (ii) in the event of a valuation performed upon the termination of a Participant, if the Chief Executive Officer or President of the Company is the terminated Participant and the Participant objects to the determination of such fair market value by the Board of Directors, then in any such event the determination of what constitutes “fair market value” with respect to the Stock for which the Board’s determination is being disputed will be determined by a mutually acceptable expert, whose determination will be binding on the parties, the costs of which shall be borne by the Company.
     “Investors”: shall have the meaning set forth in the Stockholders Agreement.
     “ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive stock option unless, as of the date of grant, it is expressly designated as an ISO.
     “Participant”: A person who is granted an Award under the Plan.
     “Performance Award": An Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) of the Code and Performance Awards that are not intended so to qualify.

     “Performance Criteria": Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) of the Code, a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.
     “Plan”: Clear Channel 2007 Executive Incentive Plan as from time to time amended and in effect.
     “QPO”: An underwritten public offering and sale of common stock of the Company for cash pursuant to an effective registration statement by the Company or any member of the Sponsor Group (as such term is defined in the Stockholders Agreement).
     “Restricted Stock”: An Award of Stock for so long as the Stock remains subject to restrictions under this Plan or such Award requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.
     “Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.
     “SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or shares of Stock of equivalent value, as specified in the Award except as otherwise determined by the Administrator) equal to the excess of the fair market value of the Shares subject to the right over a specified amount that is not less than the fair market value of such Shares at the date of grant.
     “Share”: a share of Stock.

     “Stock”: Class A Common Stock of the Company, par value $.001 per share (which shall be the same class of common stock to be held by public shareholders of the Company).
     “Stockholders Agreement”: Stockholders Agreement, dated as of [___, 2007,] among the Company and certain Affiliates, stockholders and Participants.
     “Stock Option”: An option entitling the recipient to acquire Shares upon payment of the applicable exercise price.
     “Stock Unit”: An unfunded and unsecured promise, denominated in Shares, to deliver Stock or cash measured by the value of the Stock in the future.
     “Unrestricted Stock”: An Award of Stock not subject to any restrictions under the Plan.

EXHIBIT B
Form of Option Agreement

EXHIBIT C
Form of Rollover Option Agreement

EXHIBIT D
Form of Restricted Stock Agreement

Name of Grantee:
This Award and any securities delivered hereunder are subject to restrictions on voting and transfer and requirements of sale and other provisions as set forth in the Equityholders Agreement [Subject to Review] among BT Triple Crown Capital Holdings III, Inc. and certain investors, dated as of [___, 2007], as amended from time to time, (the “Equityholders Agreement”). This Award and any securities delivered hereunder constitute [Management Shares] as defined therein.
BT TRIPLE CROWN CAPITAL HOLDINGS III, INC.
Senior Executive Restricted Stock Award
BT Triple Crown Capital Holdings III, Inc.
200 East Basse Road
San Antonio, TX 78209
Attention: [___]
Ladies and Gentlemen:
The undersigned Grantee (i) acknowledges receipt of an award (the “Award”) of restricted stock from BT Triple Crown Capital Holdings III, Inc., a Delaware corporation (the “Company”), under the Company’s 2007 Executive Incentive Plan (the “Plan”), subject to the terms set forth below and in the Plan, a copy of which Plan, as in effect on the date hereof, is attached hereto as Exhibit A; and (ii) agrees with the Company as follows:
     1. Effective Date. This Agreement shall take effect as of [___, 2007], which is the date of grant of the Award (the “Grant Date”). The Grantee shall be the record owner of the Shares.
     2. Shares Subject to Award. The Award consists of a total of ___ [shares of Class A Common Stock of the Company, par value $.001 per share] (the “Shares”) with a Fair Market Value on the Grant Date of $[___] per Share and $20,000,000.00 (TWENTY MILLION DOLLARS) in the aggregate.
     The Grantee’s rights to the Shares are subject to the restrictions described in this Agreement and the Plan (which is incorporated herein by reference with the same effect as if set forth herein in full) in addition to such other restrictions, if any, as may be imposed by law.
     3. Nontransferability of Shares. The Shares acquired by the Grantee pursuant to this Agreement shall not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of except as provided in the Equityholders Agreement dated as of [___, 2007] among the Grantee, the Company, certain of the Company’s subsidiaries and certain of the Company’s Equityholders (the “Equityholders Agreement”).
     4. Forfeiture Risk. If the Grantee’s Employment with the Company and its subsidiaries ceases for any reason, other than death, Disability, termination of employment by the Company without Cause, or resignation by Grantee for Good Reason, then any and all outstanding and unvested Shares acquired by the Grantee hereunder shall be automatically and immediately forfeited.
The Grantee hereby (i) appoints the Company as the attorney-in-fact of the Grantee to take such actions as may be necessary or appropriate to effectuate a transfer of the record ownership of any such shares that are unvested and forfeited hereunder, (ii) agrees to deliver to the Company, as a precondition to the issuance of any certificate or certificates with respect to unvested Shares hereunder, one or more stock powers, endorsed in blank, with respect to such Shares, and (iii) agrees to sign such other powers and take such other actions as the Company may reasonably request to accomplish the transfer or forfeiture of any unvested Shares that are forfeited hereunder.
     5. Certificates. The Company will issue the Grantee a certificate representing the Shares. If unvested Shares are held in book entry form at any time thereafter, the Grantee agrees that the Company may give stop transfer instructions to the depositary, stock transfer agent or other keeper of the Company’s stock records to ensure compliance with the provisions hereof.
     6. Vesting of Shares. Unless earlier vested pursuant to the Plan, the Shares acquired hereunder shall vest during the Grantee’s Employment by the Company or a subsidiary thereof in accordance with the provisions of this Section 6 and applicable provisions of the Plan, as follows:
          20% on and after [the first anniversary of the Grant Date];
          20% on and after [the second anniversary of the Grant Date];
          20% on and after [the third anniversary of the Grant Date];
          20% on and after [the fourth anniversary of the Grant Date]; and
          20% on and after [the fifth anniversary of the Grant Date].
Notwithstanding the above, 100% of the Grantee’s outstanding and unvested Shares shall vest immediately upon the earlier to occur of (i) a Change of Control (so long as the Grantee is employed with the Company or any subsidiary thereof) or (ii) the termination of the Grantee’s Employment with the Company and its subsidiaries due to death, Disability, termination of employment by the Company without Cause, or resignation by Grantee for Good Reason.
     7. Legend. Any certificates representing Shares shall contain a legend substantially in the following form:
THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE CLEAR CHANNEL 2007 EXECUTIVE INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND BT TRIPLE

CROWN CAPITAL HOLDINGS III, INC. AND THE EQUITYHOLDERS AGREEMENT AMONG BT TRIPLE CROWN CAPITAL HOLDINGS III, INC. AND CERTAIN INVESTORS DATED AS OF     , 200     . COPIES OF SUCH PLAN, AWARD AGREEMENT AND EQUITYHOLDERS AGREEMENT ARE ON FILE IN THE OFFICES OF CLEAR BT TRIPLE CROWN CAPITAL HOLDINGS III, INC.
Upon the request of the Grantee, as soon as practicable following the vesting of any such Shares the Company shall cause a certificate or certificates covering such Shares, without the aforesaid legend, to be issued and delivered to the Grantee. If any Shares are held in book-entry form, the Company may take such steps as it deems necessary or appropriate to record and manifest the restrictions applicable to such Shares.
     8. Dividends, etc. The Grantee shall be entitled to (i) receive any and all dividends or other distributions paid with respect to those vested and unvested Shares of which the Grantee is the record owner on the record date for such dividend or other distribution, whether or not vested at such time, in the same form and amount as any holder of Stock receives, and (ii) [subject to the terms of the Equityholders Agreement, vote any Shares of which the Grantee is the record owner on the record date for such vote] [subject to review of such Agreement]; provided, however, that any property (other than cash) distributed with respect to a share of Stock (the “Associated Share”) acquired hereunder, by reason of a stock dividend, stock split or other similar adjustment to the Stock pursuant to Section 7(b) of the Plan, shall be subject to the restrictions of this Agreement in the same manner and for so long as the Associated Share remains subject to such restrictions, and shall be promptly forfeited if and when the Associated Share is so forfeited.
     9. Sale of Vested Shares. The Grantee understands that the sale of any Share, once it has vested, will remain subject to (i) satisfaction of applicable tax withholding requirements, if any, with respect to the vesting or transfer of such Share; (ii) the completion of any administrative steps (for example, but without limitation, the transfer of certificates) that the Company may reasonably impose; (iii) applicable requirements of federal and state securities laws; and (iv) the terms and conditions of the Equityholders Agreement to the extent that they are then in effect.
     10. Provisions of the Plan. This Grant is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of this Award has been furnished to the Grantee and the Grantee agrees to be bound by the terms of the Plan and this Award. In the event of any conflict between the terms of this Award and the Plan, the terms of this Award shall control. Notwithstanding Section 9 of the Plan, the Administrator shall not, in order to avoid liability accounting as provided therein, revoke or reduce the amount of any Award, but may impose reasonable terms and conditions on the exercise of put rights, call rights and other transactions as may be reasonably necessary to avoid the treatment of the grant as a liability award under FASB. Notwithstanding Section 9 of the Plan, the Administrator shall not, without the Participant’s consent, alter the terms of the Plan or this Agreement so as to adversely affect the Participant’s rights under this Agreement.

     11. Other Agreements. [Grantee acknowledges and agrees that the shares delivered under this Award Agreement shall be subject to the Equityholders Agreement dated as of [___, 2007 among the Grantee, the Company, certain of the Company’s subsidiaries and certain of the Company’s Equityholders (as amended, restated or otherwise modified, the “Equityholders Agreement”) and the transfer and other restrictions, rights, and obligations set forth therein. By executing this Agreement, Grantee hereby becomes a party to and bound by the Equityholders Agreement as a [Manager] (as such term is defined in the Equityholders Agreement), without any further action on the part of Grantee, the Company or any other person. Except to the extent permitted by the Equityholders Agreement, no shares delivered under the Plan may be sold or exchanged or otherwise transferred (by gift or otherwise) until the date that is three years following an QPO.]
     12. Certain Tax Matters. The Grantee expressly acknowledges the following:
A. The Grantee has been advised to confer promptly with a professional tax advisor to consider whether the Grantee should make a so-called “83(b) election” with respect to the Shares. Any such election, to be effective, must be made in accordance with applicable regulations and within thirty (30) days following the date this Award is granted and the Grantee must provide the Company with a copy of the 83(b) election prior to filing. The Company has made no recommendation to the Grantee with respect to the advisability of making such an election.
B. The award or vesting of the Shares acquired hereunder, and the payment of dividends with respect to such Shares, may give rise to “wages” subject to withholding. The Grantee expressly acknowledges and agrees that his or her rights hereunder are subject to his or her promptly paying to the Company in cash (or by such other means as may be acceptable to the Company in its discretion), all taxes required to be withheld in connection with such award, vesting or payment. Notwithstanding the foregoing, the Administrator shall, at the election of the Participant, hold back a share of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the applicable minimum statutory withholding rate).
     13. Definitions. The initially capitalized term Grantee shall have the meaning set forth on the first page of this Agreement; initially capitalized terms not otherwise defined herein shall have the meaning provided in the Plan and the Equityholders Agreement, and, as used herein, the following terms shall have the meanings set forth below:
     “Cause” has the meaning set forth in the Employment Agreement.
     “Change of Control” means any of the following: (i) the sale of all or substantially all of the assets of the Company, to a person (or group of persons acting in concert) that is not an Affiliate of an Investor; (ii) a sale by the Company, any Investor or any Affiliate of an Investor of Stock that results in more than 50% of the Stock of the Company (or any resulting company after a merger) being held by a person (or group of persons acting in concert) that does not include any Investor or any of their respective Affiliates; or (iii) a sale, or series of sales (or other transactions), by the Company, any Investor or any Affiliate of an Investor, after which the

Investors owns less than 25% of the Stock of, and has the ability to appoint only five or fewer directors to the Board of, the Company (or any resulting company after a merger).
     “Disability” has the meaning set forth in the Employment Agreement.
     “Employment Agreement” shall mean the employment agreement entered into between the Company and the Grantee dated ___, 200___.
     “Good Reason” has the meaning set forth in the Employment Agreement.
     “Investors” has the meaning set forth in the Equityholders Agreement.
     “Person” shall mean any individual, partnership, corporation, association, trust, joint venture, unincorporated organization or other entity.
     “Vest” as used herein with respect to any Share means the lapsing of the restrictions described herein with respect to such Share.
     14. General. For purposes of this Agreement and any determinations to be made by the Administrator or Compensation Committee, as the case may be, hereunder, the determinations by the Administrator or Compensation Committee, as the case may be, shall be binding upon the Grantee and any transferee.
[Remainder of the page intentionally left blank]

Very truly yours,

«First_Name» «Last_Name»

Address:

«Street»
«City», «State» «Zip»
Dated:
The foregoing Restricted Stock
Award is hereby accepted:
BT TRIPLE CROWN CAPITAL HOLDINGS III, INC.

Name:
Title:

-0-

Section 83(b) Election
[DATE]
Department of the Treasury
Internal Revenue Service Center
Andover, MA 05501-0002
Ladies and Gentlemen:
     I hereby make an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended. The following information is submitted as required by Treas. Reg. §1.83-2(e):

1.	Name of Taxpayer:	«First_Name» «Last_Name»

	Home Address:	«Street» «City», «State» «Zip»

Social Security No.:

2.	Property for which election is made:	«Total_Shares» Shares [of Class A Common Stock] of BT Triple Crown Capital Holdings III, Inc.

3.	Date of Transfer:

4.	Taxable year for which election is made:	Calendar year 200[7]

5.	Restrictions to which property is subject:	The shares are subject to time-based vesting restrictions and other forfeiture provisions as specified in a restricted stock award agreement and are restricted as to transfer in accordance with a Equityholders agreement. The shares will generally be forfeited if employment ceases prior to vesting.

6.	The fair market value of the property at the time of its transfer to me (without regard to restrictions) was:	«Total_Value»

7.	Amount paid for the property:	$0.00
     A copy of this election has been furnished to the Company and to each other person, if any, required to receive the election pursuant to Treas. Reg. § 1.83-2(d).

     Please acknowledge receipt of this Section 83(b) Election by signing or stamping the enclosed copy of this letter and return it in the enclosed, self-addressed, stamped envelope.

Very truly yours,

«First_Name» «Last_Name»
cc: BT Triple Crown Capital Holdings III, Inc.

ROLLOVER OPTION AGREEMENT
                                                Optionee:
     This Option and any securities issued upon exercise of this Option are subject to restrictions on voting and transfer and requirements of sale and other provisions as set forth in the Equityholders Agreement among BT Triple Crown Capital Holdings III, Inc. and certain investors, dated as of [ ], as amended from time to time (the “Equityholders Agreement”) and the Registration Rights and Coordination Agreement referred to therein (the “Registration Rights and Coordination Agreement”). This Option and any securities issued upon exercise of this Option constitute an Option and Shares, respectively, as defined in the Equityholders Agreement.
BT TRIPLE CROWN CAPITAL HOLDINGS III, INC.
NONQUALIFIED STOCK OPTION AGREEMENT
     This stock option agreement (the “Agreement”) is hereby entered into between BT Triple Crown Capital Holdings III, Inc., a Delaware corporation (the “Company”), and the Optionee pursuant to the Company’s 2007 Executive Incentive Plan, as amended from time to time (the “Plan”). For the purpose of this Agreement, the “Grant Date” shall mean ___, 2007.
1.	Grant of Option. This certificate evidences the grant by the Company on the Grant Date to the Optionee of an option to purchase (the “Option”), in whole or in part, on the terms provided herein and in the Plan, [shares of Class A Common Stock of the Company, par value $.001 per share] (the “Shares”) at $[___] per Share. [1] The Option evidenced by this certificate is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code (the “Code”). This Option is granted in substitution of an option (which option is hereby deemed cancelled) held by the Optionee under equity incentive plans maintained by Clear Channel Communications, Inc. (“Rollover Option”). Except as permitted in Section 409A Rollover Law and expressly provided in this Agreement, the terms of the Rollover Option are deemed incorporated into this Option; it being understood, that the exercise price and the number of shares may be adjusted as permitted under Section 409A Rollover Law. The Option shall be subject to the terms of the plan that previously governed the Rollover Option immediately prior to the date hereof, and to the terms of any other agreement previously governing the Rollover Option for which this Option is substituted to the extent required by Section 409A Rollover Law, and will also be governed by the Plan, as applicable, and the Equityholders Agreement and Registration Rights and Coordination Agreement, in each case to the extent consistent with Section 409A Rollover Law.

[1]	Exercise price of the option to be reduced to the extent permitted by law, provided that the aggregate spread on the rolled options shall be maintained.

2.	Vesting. The Option is fully vested.

3.	Exercise of Option. Each election to exercise this Option shall be subject to the terms and conditions of the Plan and shall be in writing, signed by the Optionee or by his or her executor or administrator or by the Person or Persons to whom this Option is transferred by will or the applicable laws of descent and distribution (the “Legal Representative”), and made pursuant to and in accordance with the terms and conditions set forth in the Plan. In addition to the methods of payment otherwise permitted by the Plan, the Administrator shall, at the election of the Optionee, hold back Shares from an Award having a Fair Market Value equal to the exercise price in payment of the Option exercise price. The latest date on which this Option may be exercised (the “Final Exercise Date”) is the latest date upon which the Rollover Option was exercisable, subject to earlier termination in accordance with the terms and provisions of the Plan and this Agreement.

4.	Other Agreements. Optionee acknowledges and agrees that the shares received upon exercise of this Option shall be subject to the Equityholders Agreement, the Registration Rights and Coordination Agreement and the transfer and other restrictions, rights, and obligations set forth in those agreements. By executing this Agreement, Optionee hereby becomes a party to and bound by the Equityholders Agreement and by the Registration Rights and Coordination Agreement as a Manager (as such term is defined in those agreements), without any further action on the part of Optionee, the Company or any other person.

5.	Extraordinary Dividends. Notwithstanding anything set forth in the Plan to the contrary, however, in the event of the payment of any extraordinary cash dividend on Shares (a “Special Dividend Payment”), the Optionee shall be entitled to receive a payment in an amount equal to the cash dividends the Optionee would have received (a “Dividend Equivalent Payment”), if the Optionee held as a Stock holder the same number of Shares subject to the Option, which payment shall be made at the same time as such Special Dividend Payments are made. Notwithstanding Section 9 of the Plan, the Administrator shall not, without the Participant’s consent, alter the terms of the Plan or the Award Agreement so as to adversely affect the Participant’s rights under this Agreement.

6.	Corporate Transaction. In the event of a Corporate Transaction in which holders of Stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), the Optionee shall be entitled to receive, in consideration for any portion of the Award then outstanding such payment (a “cash-out”), equal to the excess, if any, of (A) the price paid in such Corporate Transaction for one Share times the number of Shares subject to the Award, over (B) the aggregate exercise price, if any, under the Award, in each case on such payment terms (which shall be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as are consistent with those applied to the consideration received by holders of Stock in the transaction, as the Administrator reasonably and in good faith determines.

7.	Withholding. No shares will be transferred pursuant to the exercise of this Option unless and until the person exercising this Option shall have remitted to the Company an amount sufficient to satisfy any federal, state, or local withholding tax requirements, or shall have made other arrangements satisfactory to the Company with respect to such taxes. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator shall, at the election of the Optionee, hold back shares of Stock from an Award or permit a Optionee to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the applicable minimum statutory withholding rate).
8.	Nontransferability of Option. This Option is not transferable by the Optionee other than by will or the applicable laws of descent and distribution, and, subject to the foregoing provision, is exercisable during the Optionee’s lifetime only by the Optionee.

9.	Status Change. Upon the termination of the Optionee’s Employment, this Option shall continue or terminate, as and to the extent provided in the Plan, except to the extent required under Section 409A Rollover Law.

10.	Effect on Employment. Neither the grant of this Option, nor the issuance of shares upon exercise of this Option, shall give the Optionee any right to be retained in the employ of the Company or its Affiliates, affect the right of the Company or its Affiliates to discharge or discipline such Optionee at any time, or affect any right of such Optionee to terminate his or her Employment at any time.

11.	Provisions of the Plan. This Option is subject to the terms of the plan that previously governed the Rollover Option immediately prior to the date hereof and to the terms of any other agreement previously governing the Rollover Option for which this Option is substituted, which are incorporated herein by reference, to the extent required by Section 409A Rollover Law. The Option is also subject to the provisions of the Plan, as applicable, which are also incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of this Option has been furnished to the Optionee. By exercising all or any part of this Option, the Optionee agrees to be bound by the terms of the Plan and this Option. In the event of any conflict between the terms of this Option and the Plan, between this Option and plan that previously governed the Rollover Option immediately prior to the date hereof, or between this Option and any other agreement previously governing the Rollover Option for which this Option is substituted, the terms of this Option shall control, except to the extent required under Section 409A Rollover Law. Notwithstanding Section 9 of the Plan, the Administrator shall not, without the Participant’s consent, alter the terms of the Plan or this Agreement so as to adversely affect the Participant’s rights under this Agreement.

12.	Definitions. The initially capitalized terms Optionee and Grant Date shall have the meanings set forth on the first page of this Agreement; initially capitalized terms not otherwise defined herein shall have the meaning provided in the Plan and the Equityholders Agreement, and, as used herein, the following terms shall have the meanings set forth below:
     “Person” shall mean any individual, partnership, corporation, association, trust, joint venture, unincorporated organization or other entity.

     “Section 409A Rollover Law” shall mean Section 409A of the Code and guidance issued thereunder (or applicable thereto) including Treasury Regulations in respect of Section 409A of the Code, Treasury Regulation Section 1.424-1 and any subsequent guidance under Section 409A of the Code.
13.	General. For purposes of this Option and any determinations to be made by the Administrator or Compensation Committee, as the case may be, hereunder, the determinations by the Administrator or Compensation Committee, as the case may be, shall be binding upon the Optionee and any transferee.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Company has caused this Option to be executed under its corporate seal by its duly authorized officer. This Option shall take effect as a sealed instrument.

BT TRIPLE CROWN CAPITAL HOLDINGS III, INC.

By:	Name:
Title:
Dated:
Acknowledged and Agreed

Name:

Address of Principal Residence:

SENIOR EXECUTIVE OPTION AGREEMENT
                                                Optionee:
     This Option and any securities issued upon exercise of this Option are subject to restrictions on voting and transfer and requirements of sale and other provisions as set forth in [the Equityholders Agreement among BT Triple Crown Capital Holdings III, Inc. and certain investors, dated as of [___, 2007], as amended from time to time, (the “Equityholders Agreement”). ] [subject to review] This Option and any securities issued upon exercise of this Option constitute [an Option and Management Shares] as defined therein.
BT TRIPLE CROWN CAPITAL HOLDINGS III, INC.
NON-QUALIFIED STOCK OPTION AGREEMENT
     This stock option (the “Agreement”) is granted by BT Triple Crown Capital Holdings III, Inc., a Delaware corporation (the “Company”), to the Optionee, pursuant to the Company’s 2007 Equity Incentive Plan (as amended from time to time, the “Plan”). For the purpose of this Agreement, the “Grant Date” shall mean [___, 2007].
     1. Grant of Option. The Agreement evidences the grant by the Company on the Grant Date to the Optionee of an option to purchase, in whole or in part, on the terms provided herein and in the Plan, [shares of Class A Common Stock of the Company, par value $.001 per share] (the “Shares”), as set forth below:
     (a) ___ Shares at [$ ] per Share (the “Tranche 1 Options”)1;
     (b) ___ Shares at [$ ] per Share (the “Tranche 2 Options”); and
     (c) ___ Shares at [$ ] per Share (the “Tranche 3 Options”).”
     The Option evidenced by this Agreement is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code (the “Code”).
     2. Vesting.
     (a) During Employment. During the Optionee’s Employment, this Option shall vest as follows:
     (i) Tranche 1: The Tranche 1 Options will vest and become exercisable (A) with respect to 25% of the Shares subject to the Tranche 1 Options on and after the third anniversary of the Grant Date; (B) with respect to an additional 25% of the Shares subject to the Tranche 1 Options on and after the fourth anniversary of the Grant Date; and (C) with respect to the remaining 50%

[1]	50% of the grant shall be Tranche 1 Options; 25% shall be Tranche 2 Options, and 25% shall be Tranche 3 Options.

of the Shares subject to the Tranche 1 Options on and after the fifth anniversary of the Grant Date.
     (ii) Tranche 2: The Tranche 2 Options shall only vest and become exercisable upon a 2.0x Return to Investor.
     (iii) Tranche 3: The Tranche 3 Options shall only vest and become exercisable upon a 2.5x Return to Investor.
     (b) Termination of Employment Upon Death or Disability or Termination Without Cause or for Good Reason. Notwithstanding any other provision of this Section 2, automatically and immediately upon the cessation of Employment, all outstanding and unvested Tranche 1, 2 and 3 Options shall cease to be exercisable and will terminate, except that:
     (i) upon a termination due to the death or Disability of the Optionee, any unvested Tranche 1 Options that would have vested as of the next succeeding anniversary of the Closing Date following such death or Disability, termination without Cause or resignation for Good Reason will vest as if the Optionee’s Employment had continued through such date;
     (ii) upon a termination due to the death or Disability of the Optionee, any unvested Tranche 2 and Tranche 3 Options that would have vested as of the next succeeding anniversary of the Closing Date following such death or Disability will vest as if the Optionee’s Employment had continued through such date; and
     (iii) upon a termination by the company without Cause or resignation by the Optionee for Good Reason, all unvested Tranche 1 Options, Tranche 2 Options and Tranche 3 Options will vest.
     (c) Change of Control. Notwithstanding any other provision of this Section 2, in the event of a Change of Control, 100% of the Shares subject to any then outstanding and unvested Tranche 1 Options shall become fully vested.
Notwithstanding the foregoing (but subject to any contrary provision of this Agreement or any other written agreement between the Company and the Optionee with respect to vesting and termination of Shares granted under the Plan), no Options shall vest or shall become eligible to vest on any date specified above unless the Optionee is then, and since the Grant Date has continuously been, Employed by the Company or its subsidiaries.
     3. Exercise of Option. Each election to exercise this Option shall be subject to the terms and conditions of the Plan and shall be in writing, signed by the Optionee or by his or her executor or administrator or by the person or persons to whom this Option is transferred by will or the applicable laws of descent and distribution (the “Legal Representative”), and made pursuant to and in accordance with the terms and conditions set forth in the Plan. In addition to the methods of payment otherwise permitted by the Plan, the Administrator shall, at the election of the Optionee, hold back Shares from an Award having a Fair Market Value equal to the exercise price in payment of the Option exercise price. The latest date on which this Option may be exercised (the “Final Exercise Date”) is the date which is the tenth anniversary of the Grant Date, subject to earlier termination in accordance with the terms and provisions of the Plan and this Agreement. Notwithstanding the foregoing, and subject to the provisions of Section 2(b) above, the following rules will apply if a Optionee’s Employment ceases: automatically and immediately upon the cessation of Employment, this Option will cease to be exercisable and will terminate, except that:
     (a) any portion of this Option held by the Optionee or the Optionee’s permitted transferees, if any, immediately prior to the termination of the Optionee’s Employment by reason of a termination by the Company without Cause, the Optionee’s Retirement, or a quit by the Optionee for Good Reason, to the extent then vested and exercisable, will remain exercisable for the shorter of (i) a period of 180 days or (ii) the period ending on the Final Exercise Date, and will thereupon terminate;
     (b) any portion of this Option held by the Optionee or the Optionee’s permitted transferees, if any, immediately prior to a termination of the Optionee’s Employment by reason of a quit without Good Reason, to the extent then vested and exercisable, will remain exercisable for the shorter of (i) a period of 90 days or (ii) the period ending on the Final Exercise Date, and will thereupon terminate;
     (c) any portion of this Option held by the Optionee or the Optionee’s permitted transferees, if any, immediately prior to the termination of the Optionee’s Employment by reason of death or Disability, to the extent then vested and exercisable, will remain exercisable for the shorter of (i) the one year period ending with the first anniversary of the Optionee’s death or Disability, as the case may be, or (ii) the period ending on the Final Exercise Date, and will thereupon terminate; and
     (d) any portion of this Option held by the Optionee or the Optionee’s permitted transferees, if any, immediately prior to the cessation of the Optionee’s Employment will immediately terminate upon such cessation if such cessation of Employment has resulted in connection with an act or failure to act constituting Cause.
     4. Corporate Transaction. In the event of a Corporate Transaction in which holders of Stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), the Optionee shall be entitled to receive, in consideration for any portion of the Award then outstanding, such payment (a “cash-out”), equal to the excess, if any, of (A) the price paid in such Corporate Transaction for one Share times the number of Shares subject to the Award, over (B) the aggregate exercise price, if any, under the Award, in each case on such payment terms (which shall be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as are consistent with those applied to the consideration received by holders of Stock in the transaction, as the Administrator reasonably and in good faith determines.

     5. Other Agreements. Optionee acknowledges and agrees that the shares received upon exercise of this Option shall be subject to the Equityholders Agreement dated as of [___, 2007] among the Optionee, the Company, certain of the Company’s subsidiaries and certain of the Company’s stockholders (as amended, restated or otherwise modified, the “Equityholders Agreement”) and the transfer and other restrictions, rights, and obligations set forth therein. By executing this Agreement, Optionee hereby becomes a party to and bound by the Equityholders Agreement as a [Manager] (as such term is defined in the Equityholders Agreement), without any further action on the part of Optionee, the Company or any other person.
     6. Withholding. No Shares will be transferred pursuant to the exercise of this Option unless and until the person exercising this Option shall have remitted to the Company an amount sufficient to satisfy any federal, state, or local withholding tax requirements, or shall have made other arrangements satisfactory to the Company with respect to such taxes. The Administrator shall, at the election of the Optionee, hold back Shares from an Award or permit an Optionee to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the applicable minimum statutory withholding rate).
     7. Nontransferability of Option. This Option is not transferable by the Optionee other than by will or the applicable laws of descent and distribution, and is exercisable during the Optionee’s lifetime only by the Optionee.
     8. Status Change. Upon the termination of the Optionee’s Employment, this Option shall continue or terminate, as and to the extent provided in the Plan.
     9. Effect on Employment. Neither the grant of this Option, nor the issuance of Shares upon exercise of this Option, shall give the Optionee any right to be retained in the employ of the Company or its Affiliates, affect the right of the Company or its Affiliates to discharge or discipline such Optionee at any time, or affect any right of such Optionee to terminate his or her Employment at any time.
     10. Provisions of the Plan. This Option is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of this Option has been furnished to the Optionee. By exercising all or any part of this Option, the Optionee agrees to be bound by the terms of the Plan and this Option. In the event of any conflict between the terms of this Option and the Plan, the terms of this Option shall control. Notwithstanding anything set forth in the Plan to the contrary, however, in the event of the payment of any extraordinary cash dividend on Shares (a “Special Dividend Payment”), the Optionee shall be entitled to receive (i) a payment in an amount equal to the cash dividends the Optionee would have received (a “Dividend Equivalent Payment”), if the Optionee held as a Stock holder the same number of Shares, as are, as of the date of such Special Dividend Payment, subject to any vested Options hereunder, which payment shall be made at the same time as such Special Dividend Payments are made; (ii) with respect to any Shares subject to any unvested Options on the date of such Special Dividend Payment, a Dividend Equivalent Payment on such Shares, to be paid at such time(s) as such Optionee becomes vested in such Options. Notwithstanding Section 9 of the Plan, the Administrator shall not, in order to avoid liability accounting as provided therein, revoke or reduce the amount of any Award, but may impose reasonable terms and conditions on the exercise of put rights, call rights and other transactions as may be reasonably necessary to avoid the treatment of the grant as a liability award under FASB. Notwithstanding Section 9 of the Plan, the Administrator shall not, without the Participant’s consent, alter the terms of the Plan or this Agreement so as to adversely affect the Participant’s rights under this Agreement.
     11. Definitions. The initially capitalized terms Optionee and Grant Date shall have the meanings set forth on the first page of this Agreement; initially capitalized terms not otherwise defined herein shall have the meaning provided in the Plan and the Equityholders Agreement, and, as used herein, the following terms shall have the meanings set forth below:
     “Change of Control” means any of the following: (i) the sale of all or substantially all of the assets of the Company, to a person (or group of persons acting in concert) that is not an affiliate of an Investor; (ii) a sale by the Company, any Investor or any affiliate of an Investor of Stock that results in more than 50% of the Stock of the Company (or any resulting company after a merger) being held by a person (or group of persons acting in concert) that does not include any Investor or any of their respective affiliates; or (iii) a private sale, or series of private sales (or other transactions), by the Company, any Investor or any affiliate of an Investor, after which the Investors owns less than 25% of the Stock of, and has the ability to appoint only five or fewer directors to the Board of, the Company (or any resulting company after a merger).
     “Cause” has the meaning set forth in the Employment Agreement.
     “Disability” has the meaning set forth in the Employment Agreement.
     “Employment” for purposes of this Agreement only, means employment on a continuous and substantially full-time basis (exclusive only of vacation and other approved absences) and excludes any period of employment during which services are performed on an intermittent or mutually agreed basis in a consulting capacity.
     “Employment Agreement” shall mean the employment agreement entered into between the Company and the Optionee dated ___, 200___.
     “Good Reason” has the meaning set forth in the Employment Agreement.
     “Investor Shares” has the meaning set forth in the Equityholders Agreement and shall include any stock, securities or other property or interests received by the Investors in respect of Investor Shares in connection with any stock dividend or other similar distribution, stock split or combination of shares, recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, repurchase, merger, exchange of stock or other transaction or event that affects the Company’s capital stock occurring after the date of issuance.
     “Investors” has the meaning set forth in the Equityholders Agreement.
     “Retirement” means an Optionee’s retirement from service with the Company (i) after attaining 62 years of age or (ii) after attaining 60 years of age and completing thirty-six (36)

months of service following [    ]2.
     “Return to Investor” means the return to the Sponsors, measured in the aggregate, on their cash investment to purchase Investor Shares, taking into account the amount of all cash dividends and cash distributions to such Sponsors in respect of their Investor Shares and all cash proceeds to such Sponsors from the sale or other disposition of such Investor Shares.
     “Sponsors” shall mean Bain Capital (CC) IX L.P. and its Affiliates and THL Equity Fund VI, L.P. and its Affiliates.
     “Stock” means [Class A Common Stock of BT Triple Crown Capital Holdings III, Inc, par value $.001 per share.]
     12. General. For purposes of this Option and any determinations to be made by the Administrator or Compensation Committee, as the case may be, hereunder, the determinations by the Administrator or Compensation Committee, as the case may be, shall be binding upon the Optionee and any transferee.
     IN WITNESS WHEREOF, the Company has caused this Option to be executed under its corporate seal by its duly authorized officer. This Option shall take effect as a sealed instrument.

BT TRIPLE CROWN CAPITAL HOLDINGS III, INC.

	By:	Name:
Title:

Dated:

Acknowledged and Agreed
Name:

Address of Principal Residence:

[2]	Closing Date.